UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  August 7, 2022

GLOBAL BLOOD THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37539	27-4825712
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

181 Oyster Point Blvd.
South San Francisco, California 94080
(Address of Principal Executive Offices) (Zip Code)

(650) 741-7700
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	GBT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this report, “GBT,” “Company,” “we,” “our,” and “us” means Global Blood Therapeutics, Inc., and/or one or more of our subsidiaries, unless the context otherwise provides.

Item 1.01. Entry into a Material Definitive Agreement.

On August 7, 2022, Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pfizer Inc., a Delaware corporation (“Parent”), and Ribeye Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions described therein, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).  The Board of Directors of the Company has unanimously approved the Merger Agreement and has recommended that the stockholders of the Company adopt the Merger Agreement.

The consummation of the Merger is subject to customary closing conditions, including, among other things, (i) approval by the Company’s stockholders of the Merger Agreement, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as the receipt of certain non-U.S. antitrust approvals, (iii) the absence of injunctions or other legal restraints in certain jurisdictions preventing or prohibiting the consummation of the Merger and (iv) certain other conditions set forth in the Merger Agreement. The Merger is expected to close as early as the fourth quarter of 2022.

At the effective time of the Merger (the “Effective Time”), each of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”), other than Shares owned by (i) the Company, any subsidiary of the Company, Parent, Merger Sub or any other subsidiary of Parent and (ii) stockholders of the Company who have validly exercised their statutory rights of appraisal under the Delaware General Corporation Law (the “DGCL”), will be converted into the right to receive $68.50 (the “Merger Consideration”) in cash, without interest and subject to any required withholding of taxes.

Each stock option outstanding immediately prior to the Effective Time, whether or not vested, will be canceled at the Effective Time and converted into the right of the holder to receive (i) the excess, if any, of the Merger Consideration over the exercise price per Share of the stock option, multiplied by (ii) the number of Shares subject to the stock option immediately prior to the Effective Time.  Each restricted stock unit and performance stock unit outstanding immediately prior to the Effective Time will be canceled at the Effective Time and converted into the right of the holder to receive (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such restricted stock unit or performance stock unit (as applicable) immediately prior to the Effective Time (assuming in the case of performance stock units, that all applicable performance measures, other than those tied to a price hurdle with respect to a Share (and not relative total shareholder return), are satisfied at the greater of (x) the target level of performance and (y) the actual level of performance (measured as of the Effective Time)).  All performance stock units with performance measures that are tied to a price hurdle with respect to a Share (and not relative total shareholder return) will be forfeited at the Effective Time.

The Merger Agreement includes representations and warranties and covenants of the parties customary for a transaction of this nature. Until the earlier of the termination of the Merger Agreement and the Effective Time, the Company has agreed to operate its business in the ordinary course and has agreed to certain other operating covenants, as set forth more fully in the Merger Agreement.

The Merger Agreement also contains a customary “no shop” provision that, in general, restricts the Company’s ability to solicit third-party acquisition proposals or provide information to, or engage in discussions or negotiations with, third parties regarding or that would reasonably be likely to lead to any acquisition proposal. The no shop provision is subject to a customary “fiduciary out” provision that allows the Company, prior to receiving the approval of the Company’s stockholders, under certain circumstances and in compliance with certain obligations, to provide information and participate in discussions and negotiations with respect to unsolicited third-party acquisition proposals that could reasonably be expected to lead to a “Superior Company Proposal” (as defined in the Merger Agreement) and, subject to compliance with certain obligations, to terminate the Merger Agreement and accept a Superior Company Proposal upon payment to Parent of the Termination Fee discussed below.

The Merger Agreement includes customary termination provisions for both the Company and Parent and provides that, in connection with the termination of the Merger Agreement under specified circumstances, including termination by the Company to accept a Superior Company Proposal, the Company will be required to pay a fee equal to $217 million (the “Termination Fee”). The Merger Agreement also provides that, in connection with the termination of the Merger Agreement under specified antitrust related circumstances, Parent will be required to pay to the Company a “reverse termination fee” equal to $326 million.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this report and incorporated herein by reference.

The Merger Agreement and the foregoing descriptions of the Merger Agreement have been included to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to qualifications and limitations agreed upon by the parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts, and may have been qualified by confidential disclosures. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the United States Securities and Exchange Commission (the “SEC”). Accordingly, investors should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 7, 2022, the Board of Directors of the Company adopted an amendment (the “Amendment”) to the Amended and Restated Bylaws of the Company (the “Bylaws”), which became effective immediately. The Amendment amended the Company’s existing forum selection bylaw and provides that, unless the Company consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for certain corporate law matters and actions or proceedings asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL, and (b) the federal district courts of the United States of America will be exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is attached as Exhibit 3.1 to this report and incorporated herein by reference.

Item 8.01.  Other Events.

On August 8, 2022, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of August 7, 2022, among Pfizer Inc., Ribeye Acquisition Corp. and Global Blood Therapeutics, Inc.
3.1	Amendment to the Amended and Restated Bylaws of Global Blood Therapeutics, Inc.
99.1	Joint Press Release of Pfizer Inc. and Global Blood Therapeutics, Inc., dated August 8, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward‑looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, related to Parent, the Company and the acquisition of the Company by Parent that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of the companies and members of their senior management team. Readers can generally identify forward-looking statements by the use of forward-looking terminology such as “outlook,” “potential,” “continue,” “may,” “seek,” “approximately,” “predict,” “believe,” “expect,” “plan,” “intend,” “poised,” “estimate” or “anticipate” and similar expressions or the negative versions of these words or comparable words, as well as future or conditional verbs such as “will,” “should,” “would,” “likely” and “could”.  Forward-looking statements include, without limitation, statements regarding the transactions and related matters; prospective performance and opportunities; post-closing operations and the outlook for the companies’ businesses; filings and approvals relating to the transactions; the expected timing of the transactions; the ability to complete the transactions considering the various closing conditions; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. We can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, uncertainties as to the timing of the transactions; the risk that the transactions may not be completed in a timely manner or at all; risks and uncertainties related to receiving the approval of the Company’s stockholders; the possibility that competing offers or acquisition proposals for the Company will be made; the possibility that any or all of the various conditions to the consummation of the transactions may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); the risks that drug-related adverse events may be observed during commercialization or clinical development; the risk that data and results may not meet regulatory requirements or otherwise be sufficient for further development, regulatory review or approval; risks related to clinical trials and other studies (including the anticipated timing of clinical data, the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs); the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances which would require the Company to pay a termination fee; the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its third-party payors, customers, distributors, suppliers and others with whom it does business or its operating results and business generally; risks related to diverting management’s attention from the Company’s ongoing business operations; the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability; difficulties or unanticipated expenses in connection with integrating the companies; and other factors discussed in the “Risk Factors” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 23, 2022, and in our most recent Quarterly Report on Form 10-Q filed with the SEC, as well as discussions of potential risks, uncertainties and other important factors in our subsequent Current Reports on Form 8-K and other filings with the SEC. In addition to the risks described above, other unknown or unpredictable factors also could affect the Company’s results. As a result of these factors, we cannot assure you that the forward‑looking statements in this communication will prove to be accurate. Furthermore, if our forward‑looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward‑looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward‑looking statements in this communication represent our views as of the date of this communication. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward‑looking statements at some point in the future, we undertake no obligation to publicly update any forward‑looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should, therefore, not rely on these forward‑looking statements as representing our views as of any date subsequent to the date of this communication. You should read this communication and the documents that we reference in this communication completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward‑looking statements by these cautionary statements.

Participants in the Solicitation

The Company and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about the Company’s directors and executive officers is set forth in the Company’s proxy statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2022.  To the extent holdings of the Company’s securities by its directors or executive officers have changed since the amounts set forth in such 2022 proxy statement, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the Company’s proxy statement relating to the proposed transaction when it becomes available.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent. In connection with the proposed transactions, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement in preliminary and definitive form. The definitive proxy will be mailed to the Company’s stockholders in connection with the proposed transactions. This communication is not a substitute for the proxy statement or any other document that may be filed by the Company with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT (IF AND WHEN AVAILABLE) OR ANY DOCUMENTS INCORPORATED BY REFERENCE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at the Company’s stockholder meeting to approve the proposed transaction or other responses to the proposed transaction should be made only on the basis of the information contained in the Company’s proxy statement. Investors and security holders are or will be able to obtain the documents (if and when available) free of charge on the SEC’s website at www.sec.gov or by directing a request to the Company at investor@gbt.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made in the United States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL BLOOD THERAPEUTICS, INC.

Date: August 8, 2022	By:	/s/ Ted W. Love, M.D.
Ted W. Love, M.D. President and Chief Executive Officer

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER dated as of August 7, 2022 among PFIZER INC., RIBEYE ACQUISITION CORP. and GLOBAL BLOOD THERAPEUTICS, INC.

TABLE OF CONTENTS

i

Exhibits:
Exhibit A	Certificate of Incorporation of the Surviving Corporation

INDEX OF DEFINED TERMS

Defined Term	Location of Definition

Acceptable Confidentiality Agreement	Section 4.02(h)
Adverse Recommendation Change	Section 4.02(d)
affiliate	Section 8.03
Agreement	Preamble
Anti-Corruption Laws	Section 2.24
Antitrust Laws	Section 8.03
Appraisal Shares	Section 1.07(d)
Authorizations	Section 2.15
Book-Entry Shares	Section 8.03
business day	Section 8.03
Capped Call Documentation	Section 8.03
Capped Call Transactions	Section 8.03
Certificate of Merger	Section 1.03
Certificates	Section 1.08(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 1.08(j)
Collective Bargaining Agreement	Section 2.10(a)
Company	Preamble
Company ATM Program	Section 8.03
Company Authorizations	Section 2.15
Company Balance Sheet	Section 2.06(d)
Company Benefit Plan	Section 2.11(i)(i)
Company Board	Section 2.04(b)
Company Board Recommendation	Section 2.04(b)
Company By-laws	Section 2.01
Company Charter	Section 2.01
Company Common Stock	Section 1.07
Company Credit Agreement	Section 8.03
Company Disclosure Letter	Article II
Company ESPP	Section 8.03
Company Intellectual Property	Section 2.18(a)
Company Material Adverse Effect	Section 8.03
Company Non-US Benefit Plan	Section 2.11(b)
Company Performance Stock Unit	Section 5.04(a)(i)
Company Preferred Stock	Section 2.02
Company Restricted Stock Unit	Section 5.04(a)(ii)
Company SEC Documents	Section 2.06(a)
Company Service Provider	Section 2.11(i)(i)
Company Stock Option	Section 5.04(d)(iii)
Company Stock Plans	Section 5.04(d)(iv)
Company Stockholder Approval	Section 2.04(a)

Defined Term	Location of Definition

Company Stockholders Meeting	Section 5.17
Company Subsidiaries	Section 2.01
Company Takeover Proposal	Section 4.02(h)
Company Termination Fee	Section 5.08(b)(iii)
Confidentiality Agreement	Section 5.02
Consent	Section 2.05(b)
Continuation Period	Section 5.04(c)
Continuing Company Employee	Section 5.04(c)
Contract	Section 8.03
control	Section 8.03
Convertible Notes	Section 8.03
Convertible Notes Indenture	Section 8.03
COVID-19	Section 8.03
COVID-19 Measures	Section 8.03
Cybersecurity Incident	Section 2.19(c)(i)
Data Protection Laws	Section 2.19(c)(ii)
Data Protection Requirements	Section 2.19(c)(iii)
Delisting Period	Section 5.14
DGCL	Recitals
Direct Registration System	Section 8.03
Disclosing Party	Section 5.03(c)
DOJ	5.03(b)
Drug Laws	Section 8.03
Effective Time	Section 1.03
Environmental Law	Section 2.17(b)
ERISA	Section 2.11(b)
ERISA Affiliate	Section 2.11(i)(ii)
ESPP Purchase Right	Section 8.03
Exchange Act	Section 2.05(b)
Exchange Fund	Section 1.08
Existing D&O Policies	Section 5.07(c)
FDA	Section 8.03
Filed Company SEC Documents	Article II
Final Investment Date	Section 5.04(e)
Foreign Merger Control Laws	Section 2.05(b)
FTC	5.03(b)
GAAP	Section 2.06(c)
Global Trade Control Laws	Section 8.03
Good Clinical Practice Requirements	Section 8.03
Good Laboratory Practice Requirements	Section 8.03
Good Manufacturing Requirements	Section 8.03
Governmental Entity	Section 2.05(b)
Hazardous Materials	Section 2.17(b)
Health Care Submissions	Section 2.16(b)

v

Defined Term	Location of Definition

Healthcare Laws	Section 8.03
Healthcare Regulatory Authorizations	Section 8.03
HIPAA	Section 8.03
HSR Act	Section 2.05(b)
IMPD	Section 2.16(c)
IND	Section 2.16(c)
Indemnified Party	Section 5.07
Intellectual Property	Section 2.18(h)(i)
Intervening Event	Section 4.02(h)
IT Assets	Section 2.19(c)(iv)
Judgment	Section 2.05(a)
knowledge	Section 8.03
Law	Section 2.05(a)
Legal Restraints	Section 6.01(b)
Liens	Section 2.03
Measurement Date	Section 2.02
Merger	Recitals
Merger Consideration	Section 1.07(c)
Merger Sub	Preamble
NDA	Section 2.16(c)
Notice Period	Section 4.02(e)
Outside Date	Section 7.01(b)(i)
Owned Company Intellectual Property	Section 2.18(h)(ii)
Owned Company Registered Intellectual Property	Section 2.18(b)
Parent	Preamble
Parent Material Adverse Effect	Section 8.03
Patents	Section 2.18(h)(i)
Paying Agent	Section 1.08
Payoff Letter	Section 5.06(a)
Permitted Liens	Section 2.10
Person	Section 8.03
Personal Information	Section 2.19(c)(v)
Proceeding	Section 2.14
Products	Section 8.03
Proxy Statement	Section 2.07
Qualifying Company Takeover Proposal	Section 4.02(c)
Receiving Party	Section 5.03(c)
Representatives	Section 3.08
Restricted Party	Section 8.03
Reverse Termination Fee	Section 7.01(d)
Sarbanes-Oxley Act	Section 2.06(b)
SEC	Article II
Section 262	Section 1.07(d)
Securities Act	Section 2.06(b)

Defined Term	Location of Definition

Specified Contract	Section 2.13
Specified Jurisdiction	Section 8.03
Specified Letter	Section 8.03
subsidiary	Section 8.03
Superior Company Proposal	Section 4.02(h)
Surviving Corporation	Section 1.01
Surviving Corporation Plans	Section 5.04(c)
Tax	Section 2.09(l)(i)
Tax Return	Section 2.09(l)(ii)
Top Customer Contracts	Section 2.13(a)(xiii)
Top Supplier Contracts	Section 2.13(a)(xii)
Trade Secrets	Section 2.18(h)(iii)
Trademarks	Section 2.18(h)(i)
Transactions	Section 8.03
Transfer Taxes	Section 5.10
Voting Company Debt	Section 2.02(c)
WARN Act	Section 2.11(d)

This AGREEMENT AND PLAN OF MERGER, dated as of August 7, 2022 (this “Agreement”), among Pfizer Inc., a Delaware corporation (“Parent”), Ribeye Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Global Blood Therapeutics, Inc., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS the respective Boards of Directors of Parent, Merger Sub and the Company have approved the merger (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) of Merger Sub into the Company on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.          The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  The Merger shall be effected under the applicable provisions of the DGCL.

SECTION 1.02.          Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts), at 8:00 a.m., New York City time, on the third (3rd) business day after the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of those conditions), or at such other place, time and date as shall be agreed in writing by the parties hereto.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.          Effective Time.  Prior to the  Closing, the Company shall prepare, and on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (the “Certificate of Merger”), which must be reasonably acceptable to Parent, executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

SECTION 1.04.          Effects of Merger.  The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.05.          Certificate of Incorporation and By-laws.  (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A and, as so amended and restated, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or permitted by applicable Law.

(b)          The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or permitted by applicable Law, except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

SECTION 1.06.          Directors and Officers.  (a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)          The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.07.          Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) or any shares of capital stock of Merger Sub:

(a)          Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)          Cancelation of Treasury Stock and Parent-Owned Stock; Company Common Stock Held by Company Subsidiaries.  Each share of Company Common Stock that is owned, immediately prior to the Effective Time, directly by the Company, Parent or Merger Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.  Each share of Company Common Stock directly held by any wholly owned Company Subsidiary or by any wholly owned subsidiary of Parent (other than Merger Sub) immediately prior to the Effective Time, if any, shall be converted into such number of shares of common stock of the Surviving Corporation such that each such entity owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such entity owned in the Company immediately prior to the Effective Time.

(c)          Conversion of Other Company Common Stock.  Subject to Section 1.07(b) and Section 1.07(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive $68.50 in cash, without interest (the “Merger Consideration” ).  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.08, without interest.

(d)          Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) (such shares, “Appraisal Shares”) shall not be converted into the Merger Consideration as provided in Section 1.07(c), but instead shall be canceled, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 1.07(c).  The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and any withdrawals of such demands, and Parent shall have the right to participate in and direct all negotiations and Proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, or agree to do any of the foregoing.

SECTION 1.08.          Payment of Merger Consideration.  (a) Paying Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to former holders of Company Common Stock and, in connection therewith, prior to the Effective Time, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company.  Parent shall take all steps necessary to provide or cause to be provided to the Paying Agent, on or prior to the Closing Date, cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 1.07(c) (such cash being hereinafter referred to as the “Exchange Fund”).

(b)          Exchange Procedure.  As soon as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) which were converted into the right to receive the Merger Consideration pursuant to Section 1.07 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as are customary and reasonably acceptable to the Company and Parent) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate to the Paying Agent for cancelation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.07, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall have paid any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent and the Paying Agent that such Tax has been paid or is not applicable.  None of Parent, Merger Sub, the Company or the Surviving Corporation shall have any liability for any such transfer or other Taxes.  Until surrendered as contemplated by this Section 1.08, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 1.07.  No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.

(c)          Treatment of Book-Entry Shares.  As soon as reasonably practicable after the Effective Time (but in no event later than three business days after the Effective Time), the Surviving Corporation or Parent shall cause the Paying Agent to mail a check, or make a wire transfer, to each holder, as of the Effective Time of the Merger, of Book-Entry Shares in an amount of U.S. dollars equal to the aggregate amount of Merger Consideration, without interest, to which such holder is entitled hereunder.  If payment is to be made in respect of any Book-Entry Shares to a Person other than the Person in whose name such Book-Entry Shares are registered, it shall be a condition of payment that the Person requesting such payment shall have paid any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Book-Entry Shares or shall have established to the satisfaction of Parent and the Paying Agent that such Book-Entry Shares were properly transferred and that such Tax either has been paid or is not applicable.  None of Parent, Merger Sub, the Company or the Surviving Corporation shall have any liability for any such transfer or other Taxes.

(d)          Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock (or securities convertible into or exchangeable or exercisable for Company Common Stock) shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock or other similar transaction, or stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable by Parent or the Surviving Corporation pursuant to this Agreement shall be appropriately adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or other similar transaction.  Nothing in this Section 1.08(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(e)          No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Article I as a result of the conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.  After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article I.

(f)          Termination of Exchange Fund.  Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains undistributed as of the 12-month anniversary of the Closing Date shall be delivered to Parent, upon demand, and any former holder of Company Common Stock entitled to payment of Merger Consideration who has not theretofore complied with this Article I shall thereafter look only to Parent for payment of its claim for such Merger Consideration.

(g)          No Liability.  None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate has not been surrendered prior to the date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, immediately prior to such date, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h)          Investment of Exchange Fund.  The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent.  In no event, however, shall such investment or any such payment of interest or income delay the receipt by former holders of Company Common Stock of the Merger Consideration or otherwise impair such holders’ rights hereunder.  To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the Merger Consideration to all holders of Certificates or Book-Entry Shares, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments.

(i)          Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable and customary amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration, without interest.

(j)          Withholding Rights.  Notwithstanding anything herein to the contrary, each of the Company, the Surviving Corporation, Parent, Merger Sub, the Paying Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any other federal, state, local or foreign Tax Law.  Amounts so deducted or withheld and paid over to the appropriate taxing authority shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE II

Representations and Warranties of the Company

Except as disclosed in the reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the Securities and Exchange Commission (the “SEC”) and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System at least one business day prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures contained in any part of any Filed Company SEC Document entitled “Risk Factors”, “Quantitative and Qualitative Disclosures about Market Risk”, disclosures of risks set forth in any “Forward-Looking Statements” disclaimer, or any other precautionary or other forward-looking statements; it being understood that specific historical factual information contained within such headings, disclosures or statements shall not be excluded) or as set forth in the letter, dated as of the date of this Agreement (the “Company Disclosure Letter”), from the Company to Parent and Merger Sub (which shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article II, and the disclosure in any section shall be deemed to qualify or apply to other sections and subsections in this Article II to the extent that it is reasonably apparent on its face that such disclosure also qualifies or applies to such other sections and subsections), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 2.01.          Organization, Standing and Power.  The Company is a legal entity duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has the requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Each of the Company’s subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction), except in the case of Company Subsidiaries where any such failure would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Each of the Company Subsidiaries (a) has the requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted and (b) is duly qualified or licensed to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification or licensing necessary, other than where the failure to have such power and authority or to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  True and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), have been made available to Parent.

SECTION 2.02.          Capital Structure.  (a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”).  At the close of business on August 4, 2022 (the “Measurement Date”), (i) 67,463,704 shares of Company Common Stock were issued and outstanding, (ii) zero shares of Company Common Stock were held by the Company in its treasury, (iii) 3,972,694 shares of Company Common Stock were subject to outstanding Company Stock Options, 4,010,124 shares of Company Common Stock were subject to outstanding Company Restricted Stock Units, 843,906 shares of Company Common Stock were subject to outstanding Company Performance Stock Units (assuming all applicable performance measures are satisfied at the maximum level) and 14,574,335 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (iv) 430,954 shares of Company Common Stock were reserved and available for purchase under the Company ESPP, (v) no shares of Company Preferred Stock were issued or outstanding, (vi) $345 million aggregate principal amount of Convertible Notes were issued and outstanding and (vii) 3,714,356 shares of Company Common Stock were reserved for issuance pursuant to the Company ATM Program.  Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding.  From the Measurement Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or other voting securities or equity interests of the Company or options, warrants, convertible or exchangeable securities, stock-based units (performance or otherwise) or other rights to acquire shares of capital stock or other voting securities or equity interests of the Company or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than the issuance of Company Common Stock upon the exercise of Company Stock Options, ESPP Purchase Rights, the settlement of Company Restricted Stock Units and Company Performance Stock Units or the conversion of Convertible Notes, in each case only to the extent such securities were outstanding on the Measurement Date and solely in accordance with their applicable terms as in effect on the date of such exercise, purchase, settlement or conversion, as applicable.  As of the date hereof, the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) is 31.4985 shares of Common Stock (as defined in the Convertible Notes Indenture as in effect on the date hereof) per $1,000 principal amount of Convertible Notes. From and after the date of the Capped Call Transactions until (and including) the date hereof, no event or circumstance has occurred that has resulted in an adjustment (other than as a result of this Agreement or the Transactions) to the applicable Option Entitlement (as defined in the Capped Call Documentation as in effect on the date hereof) set forth in the Capped Call Documentation as of the date of original effectiveness thereof, the Strike Price (as defined in the Capped Call Documentation as in effect on the date hereof) from $31.7475 or the Cap Price (as defined in the Capped Call Documentation as in effect on the date hereof) from $49.8000.

(b)          All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  No Company Subsidiary owns any Company Common Stock.

(c)          As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”), other than the Convertible Notes.

(d)          Except as set forth above, as of the date of this Agreement, there are no options, warrants, convertible or exchangeable securities, stock-based performance units or other rights or Contracts to which the Company is a party or by which the Company is bound (i) obligating the Company to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, the Company or any Voting Company Debt, (ii) obligating the Company to issue, grant or enter into any such option, warrant, security, unit, right or Contract, (iii) that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock or (iv) that restrict the transfer of, contain any right of first refusal or right of first offer with respect to, any shares of capital stock of the Company or affecting the voting rights of securities of the Company (including stockholder agreements, voting trusts or similar agreements).  As of the date of this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire shares of capital stock of the Company, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units and ESPP Purchase Rights and (C) the acquisition by the Company of Company Stock Options, Company Restricted Stock Units and Company Performance Stock Units in connection with the forfeiture of such awards or ESPP Purchase Rights.

SECTION 2.03.          Company Subsidiaries; Equity Interests.  (a) Section 2.03(a) of the Company Disclosure Letter lists, as of the date of this Agreement, each Company Subsidiary and its jurisdiction of organization.  All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another wholly owned Company Subsidiary or by the Company and another wholly owned Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens.  As of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which any Company Subsidiary is a party or by which any Company Subsidiary is bound obligating any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or other voting securities or equity interests in, or any security convertible or exchangeable for any shares of capital stock of, or other voting securities or equity interests in, any Company Subsidiary.

(b)          Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

SECTION 2.04.          Authority; Execution and Delivery; Enforceability.

(a)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming the representations and warranties set forth in Section 3.08 are true and correct, to consummate the Transactions, subject, in the case of the Merger, to adoption of this Agreement by holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”).  The execution and delivery by the Company of this Agreement, assuming the representations and warranties set forth in Section 3.08 are true and correct, the consummation by the Company of the Transactions has been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the Company Stockholder Approval. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

(b)          The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Merger and the other Transactions, (ii) determining that the Merger and the other Transactions are fair to and in the best interests of the stockholders of the Company, (iii) directing that the adoption of this Agreement be submitted to a vote of the Company’s stockholders at the Company Stockholders Meeting and (iv) subject to the terms and conditions of this Agreement, resolving to recommend that the holders of Company Common Stock approve the adoption of this Agreement and approve the Merger on the terms and subject to the conditions set forth herein (the recommendation set forth in subclause (iv) of this Section 2.04(b), the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way. Assuming the representations and warranties set forth in Section 3.08 are true and correct, such resolutions are sufficient to render inapplicable to Parent and Merger Sub and this Agreement, the Merger or any other Transaction the provisions of Section 203 of the DGCL to the extent, if any, such section would otherwise be applicable to this Agreement, the Merger or any other Transaction and, to the knowledge of the Company, no other state takeover statute or similar statute or regulation applies to the Company with respect to this Agreement, the Merger or any other Transaction. As of the date of this Agreement, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

(c)          Assuming the representations and warranties set forth in Section 3.08 are true and correct, other than the Company Stockholder Approval, no vote of the holders of any class or series of capital stock of the Company is necessary to adopt this Agreement or to approve and consummate the Transactions.

SECTION 2.05.          No Conflicts; Consents.  (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i)(x) the Company Charter or the Company By-laws or (y) the comparable organizational documents of any Company Subsidiary, (ii) any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, or (iii) subject to the filings and other matters referred to in Section 2.05(b), any judgment, order, injunction or decree (“Judgment”) or statute, law, ordinance, rule, regulation or agency requirement (collectively, “Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any transnational, national, federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the competition, merger control, antitrust or similar Law of the jurisdictions listed in Section 2.05(b) of the Company Disclosure Letter (collectively, the “Foreign Merger Control Laws”), (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) such filings as may be required under the rules and regulations of the Nasdaq Stock Market, (v) such filings as may be required in connection with Transfer Taxes described in Section 5.10, and (vi) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

SECTION 2.06.          SEC Documents; Undisclosed Liabilities.  (a) The Company has filed all material reports, schedules, forms, statements and other documents required to be filed pursuant to Sections 13(a) and 15(d) of the Exchange Act by the Company with the SEC since January 1, 2020 (the “Company SEC Documents”).

(b)          As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”)) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), each Company SEC Document complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and (except to the extent amended or superseded by a subsequent filing with the SEC prior to the date hereof, in which case the effective date or filing date, as applicable, shall be the date of the last such amendment or supersedence) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no internal investigations or, to the knowledge of the Company, inquiries or investigations by the SEC pending or threatened, in each case regarding any accounting practices of the Company, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole).

(c)          The audited annual consolidated financial statements and the unaudited quarterly consolidated financial statements (including, in each case, the notes thereto) of the Company included in the Company SEC Documents when filed (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in all material respects in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10‑Q of the SEC or other rules and regulations of the SEC) applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods covered thereby (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

(d)          Except as reflected or reserved against in the consolidated balance sheet of the Company, as of March 31, 2022, or the notes thereto, included in the Company SEC Documents (such balance sheet and the notes thereto, the “Company Balance Sheet”), the Company and the Company Subsidiaries do not have any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (ii) liabilities or obligations not required to be disclosed in a consolidated balance sheet of the Company or in the notes thereto prepared in accordance with GAAP and the rules and regulations of the SEC applicable thereto, (iii) liabilities or obligations incurred in connection with the Transactions and (iv) liabilities or obligations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary is party to, or has any obligation or other commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

(e)          The Company has established and maintains disclosure controls and procedures and a system of internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act)

as required by Rule 13a-15 under the Exchange Act.  From the date of the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, to the date of this Agreement, the Company’s auditors and the Company Board or any duly authorized committee thereof have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

SECTION 2.07.          Information Supplied.  The proxy statement to be provided to the Company’s stockholders in connection with the Company Stockholders Meeting (such proxy statement and any amendment thereof or supplement thereto, the “Proxy Statement”) will, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is first published, sent or given to the Company’s stockholders and at the time of the Company Stockholders Meeting, will (i) not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) comply in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements included or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 2.08.          Absence of Certain Changes or Events.  (a) From January 1, 2022 to the date of this Agreement, there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          From the date of the Company Balance Sheet to the date of this Agreement, the Company and each Company Subsidiary has conducted its business in the ordinary course in substantially the same manner as previously conducted, and during such period there has not been and neither the Company nor any Company Subsidiary has taken any action that, if taken without the consent of Parent after the date of this Agreement, would have constituted a breach of Section 4.01(a), (d), (f), (g), (j), (l), (m) or (o) (solely to the extent related to the foregoing clauses (a), (d), (f), (g), (j), (l) or (m) of Section 4.01).

SECTION 2.09.          Taxes.  (a) The Company and each Company Subsidiary has (i) timely filed, or caused to be timely filed, taking into account any extensions of time within which to file, all material Tax Returns required to have been filed by any of them, and all such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid, or caused to be timely paid, and timely withheld, collected and remitted, or caused to be timely withheld, collected and remitted, to the proper Governmental Entity all material Taxes required to have been paid, withheld, collected or remitted by it on or before the Closing, other than Taxes that are not yet due or that are being contested in good faith in appropriate Proceedings and for which an adequate reserve has been established in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents.

(b)          No deficiency for any material Taxes has been asserted or assessed or threatened in writing by a taxing authority against the Company or any Company Subsidiary which deficiency has not been fully paid, settled or withdrawn or is not being contested in good faith in appropriate Proceedings and for which an adequate reserve has been established in accordance with GAAP on the most recent financial statements contained in the Company SEC Documents.  There is no material claim, audit, action, suit, Proceeding, examination, refund litigation, administrative or court proceedings, proposed adjustment or matter in controversy now pending, ongoing or threatened in writing with respect to any Taxes or Tax Returns of the Company or any Company Subsidiary.

(c)          Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to or is the beneficiary of any extension of time with respect to any material Tax assessment, deficiency or collection, which waiver or extension currently remains in effect.

(d)          Within the past three years, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Entity in a jurisdiction where the Company or such Company Subsidiary does not currently file a Tax Return of a particular type that it is or may be subject to taxation of such type by, or required to file Tax Returns of such type in, that jurisdiction.

(e)          Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) Section 481(a) of the Code (or any analogous provision of state, local or foreign Law) by reason of a change in accounting method made on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Law) executed on or prior to the Closing Date or (v) any intercompany transaction entered into on or prior to the Closing Date or any “excess loss account” within the meaning of the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Law) existing as of immediately prior to the Closing Date.

(f)          Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax sharing, allocation, or indemnification agreement or other similar agreement or arrangement (other than such agreements or arrangements (i) exclusively between or among the Company and wholly owned Company Subsidiaries or (ii) with third parties made in the ordinary course of business, the primary subject matter of which is not Tax).

(g)          Neither the Company nor any Company Subsidiary (A) is or has been a member of an affiliated, consolidated, combined, unitary or other similar group other than one of which the Company was the common parent or (B) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.  Neither the Company nor any Company Subsidiary has made an election under Section 965(h) of the Code.

(h)          There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i)          Within the past two years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355(a) of the Code.

(j)          Neither the Company nor any Company Subsidiary has been a party to a transaction that constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state, local or foreign Law).

(k)          As of December 31, 2021, the Company had approximately $1.0 billion of federal net operating loss carryforwards and approximately $787.0 million of state net operating loss carryforwards.  Other than on August 12, 2015 and December 31, 2016, the Company has not undergone an “ownership change” (within the meaning of Section 382 and the Treasury Regulations promulgated thereunder), and none of the net operating losses, capital losses, credits, carryovers and similar Tax attributes of the Company are subject to limitation under Section 382, 383 or 384 of the Code, Treasury Regulations Section 1.1502-15, -21 or -22, or otherwise (including under any similar provision of state, local or foreign Law).

(l)          For purposes of this Agreement:

(i)          “Tax” or “Taxes” means all federal, state, local or foreign income, gross receipts, license, stamp, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated taxes or other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

(ii)          “Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms, claims for refund, estimates and information returns, including any schedule or attachment thereto and any amendment thereof, relating to Taxes.

SECTION 2.10.          Labor Relations.  (a) There are no collective bargaining, works council or other labor union or similar agreements (each, a “Collective Bargaining Agreement”) to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound. None of the employees of the Company or any Company Subsidiary is represented by any union or works council with respect to his or her employment by the Company or any such Company Subsidiary nor is any labor union or other organization purporting to represent or attempting to represent any such employees. Since January 1, 2020, neither the Company nor any of the Company Subsidiaries has experienced any material labor disputes, strikes, work stoppages, slowdowns, lockouts or union organization attempts concerning any employees of the Company or a Company Subsidiary. There is no unfair labor practice charge or complaint or other Proceeding pending, or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any similar Governmental Entity that would reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)          The Company and each Company Subsidiary are, and since January 1, 2020 have been, in compliance with all applicable Laws relating to employment and/or labor, including, but not limited to, all applicable Laws related to fair employment practices, terms and conditions of employment, employee classification (e.g., status as employee and non-employee and status as exempt or non-exempt), layoffs and restructurings, withholding of wages, immigration, wages and hours, meal and rest breaks, workplace and occupational safety, health and insurance, discrimination, harassment and retaliation, workers’ compensation, and social security contributions and taxation, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(c)          To the knowledge of the Company, since January 1, 2020, there has not been any allegations of, or Proceeding with respect to allegations of, sexual harassment or sexual misconduct regarding an officer with a job title of Senior Vice President or above of the Company or any of the Company Subsidiaries.

(d)          Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), neither the Company nor any Company Subsidiary has, at any time within the six months preceding the date of this Agreement, had any “plant closing” or “mass layoff” within the meaning of the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any other employment terminations that would trigger any obligations or liabilities under the WARN Act or any similar provincial, state or local Laws, and no such obligations or liabilities remain unsatisfied by the Company or any Company Subsidiary.

SECTION 2.11.          Employee Benefits.  (a) Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Company Benefit Plan.  With respect to each material Company Benefit Plan, the Company has made available to Parent true and complete copies of (i) the plan document of each such Company Benefit Plan, including any amendment thereto, or a written description if such Company Benefit Plan is not otherwise in writing and (ii) the most recent annual report under Form 5500 (including applicable schedules and attachments thereto) required to be filed with the Internal Revenue Service.

(b)          Each Company Benefit Plan has been established, maintained and administered in accordance with its terms and in compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (to the extent applicable), the Code and all other applicable Laws, other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  All Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States (each, a “Company Non-US Benefit Plan”) (i) have been established, maintained and administered in compliance with their terms and all applicable Laws of any Governmental Entity having jurisdiction with respect to such Company Non-US Benefit Plan and (ii) that are required to be funded are funded in accordance with the applicable funding requirements, in each of clauses (i) and (ii), other than failures that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  All contributions required to be made by the Company or the Company Subsidiaries under each Company Benefit Plan have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Filed Company SEC Documents, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)          Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (or qualified or registered under any comparable provision under applicable foreign Law) has received a favorable determination letter as to such qualification or registration from the Internal Revenue Service (or any comparable Governmental Entity), and no event has occurred, either by reason of any action or failure to act, that would reasonably be expected to cause the loss of any such qualification, registration or tax exempt status, except where such loss of qualification, registration or tax exempt status would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. There are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, other than claims that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)          None of the Company, any of the Company Subsidiaries or any ERISA Affiliate sponsors, maintains or contributes to, or has in the past six years sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any (i) Company Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan, (ii) “multiemployer” plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or

(iii) “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA).

(e)          Neither the Company nor any Company Subsidiary has (i) any material liability in respect of post-retirement or termination health, medical, welfare or life insurance benefits for retired, former or current employees of the Company or any Company Subsidiary, other than for continuation coverage required under Section 4980B of the Code or any applicable state or foreign Laws or (ii) any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code.

(f)          Neither the execution and delivery of this Agreement nor the consummation of the Merger or any other Transaction (alone or in conjunction with any other event, including any termination of employment or service at or following the Effective Time) will (i) entitle any Company Service Provider to any compensation or benefit (including severance) or increase in the amount of any compensation or benefit (including severance) due to such Company Service Provider, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) result in any violation of, or default under, or limit the Company’s right to amend, modify or terminate, any Company Benefit Plan or (iv) result in payment or provision of any amount (whether in cash or property or the vesting of property) that could individually or in combination with any other payment constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) to any Company Service Provider under any Company Benefit Plan that would not be deductible by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(g)          Each Company Stock Option, Company Restricted Stock Unit and Company Performance Stock Unit (i) was issued under a Company Stock Plan, (ii) was granted in all material respects in accordance with the terms of the applicable Company Stock Plan and (iii) is evidenced by a written award agreement, in each case substantially in the form that has been made available to Parent. Section 2.11(g) of the Company Disclosure Letter sets forth a true and complete list of all awards of Company Stock Options, Company Restricted Stock Units and Company Performance Stock Units outstanding as of the Measurement Date, and with respect to each such outstanding award, the name or employee identification number of each holder, the number of Company Stock Options, Company Restricted Stock Units or Company Performance Stock Units held by such holder, with respect to each Company Stock Option, the applicable exercise price per share subject to such Company Stock Option, with respect to each Company Performance Stock Unit, the performance metrics applicable to such Company Performance Stock Unit unless such metrics are consistent with the applicable form award agreement, and the vesting terms of each Company Stock Option, Company Restricted Stock Unit and Company Performance Stock Unit unless such terms are consistent with the applicable form award agreement.

(h)          Each outstanding Company Stock Option has an exercise price equal to or above the fair market value of a share of Company Common Stock on the date of grant (within the meaning of Section 409A of the Code).

(i)          For purposes of this Agreement:

(i)          “Company Benefit Plan” means each benefit and compensation plan, Contract, agreement, policy or arrangement sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any Company Subsidiary, whether written or unwritten, in each case for the benefit of any current or former director, officer, employee or other service provider of the Company or any Company Subsidiary (each, a “Company Service Provider”) or with respect to which the Company or any Company Subsidiary has or could reasonably be expected to have any liability, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not applicable thereto, and all other employment, consulting, termination or change in control agreements, retirement, profit sharing, deferred compensation, severance, equity-based incentive, bonus, medical, welfare or fringe benefit plans, Contracts, policies, agreements or arrangements, other than (A) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (B) any plan, policy, program, arrangement or understanding sponsored by a Governmental Entity and mandated by applicable Law.

(ii)          “ERISA Affiliate” means an entity which is considered a single employer with the Company under Section 414 of the Code.

SECTION 2.12.          Title to Properties.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and the Company Subsidiaries (a) have good and marketable title to, or valid leasehold interests in, all their respective properties and assets reflected in the Company Balance Sheet (other than properties or assets that have been sold or disposed of, or for which a valid leasehold interest has expired and not been renewed, in each case in the ordinary course of business and not in violation of the terms of this Agreement) or acquired or leased after the date thereof, free and clear of all Liens, except (i) Liens for Taxes that are (x) not due and payable or (y) the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations and (v) Liens (other than Liens securing indebtedness for borrowed money or guarantees thereof), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted (collectively, “Permitted Liens”) and (b) have complied with the terms of all leases to which they are parties and under which they are in occupancy that are reflected in the Company Balance Sheet (other than leases that expired and were not renewed in the ordinary course of business) or were executed after the date thereof, and all such leases are in full force and effect and each such lease is a valid and binding obligation of the Company or any Company Subsidiary that is a party thereto, as applicable, and to the knowledge of the Company, the other parties thereto. Neither the Company nor any Company Subsidiary owns any real property.

SECTION 2.13.          Contracts.  (a) Except for this Agreement, any Company Benefit Plan, and except for the Contracts disclosed in and filed as unredacted exhibits to the Filed Company SEC Documents, Section 2.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true, correct and complete copies, of:

(i)          each Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)          each Contract to which the Company or any Company Subsidiary is a party that (A) restricts or purports to restrict the ability of the Company, any Company Subsidiary or any of its affiliates to compete in any business or with any Person in any geographical area, (B) requires the Company, any Company Subsidiary or any of its affiliates to conduct any business on a “most favored nations” basis with any third party, or (C) provides for “exclusivity” or any similar requirement in favor of any third party, except, in the case of each of clauses (A), (B) and (C), for such restrictions, requirements and provisions that both (x) are not material to the Company and the Company Subsidiaries taken as a whole and (y) would not apply to Parent and its Subsidiaries (other than the Company and the Company Subsidiaries) following the Closing, other than, with respect to this clause (y) and solely in the case of clauses (A) and (C), any such Contract that can be canceled by the Company or any Company Subsidiary without payment of any material penalty on 90 days’ notice or less;

(iii)          each Contract under which the Company or any Company Subsidiary licenses or sublicenses Intellectual Property from or to any third party, except for (A) such licenses and sublicenses that are not material to the Company and the Company Subsidiaries, taken as a whole, (B) off-the-shelf, “shrink wrap” or other licenses for generally commercially available non-customized software (including open source software) or hosted or cloud-based services or (C) non-exclusive licenses to customers, vendors, distributors, suppliers or resellers of the Company or any Company Subsidiary entered into in the ordinary course of business consistent with past practice;

(iv)          each Contract to which the Company or any Company Subsidiary is a party relating to the marketing, sale, licensing or distribution of any Product under which payments in excess of $1,500,000 were made by the Company or any Company Subsidiary in the fiscal year ended December 31, 2021;

(v)          each Contract for the purchase, sale or lease of goods or services, materials, supplies or equipment, under which payments in excess of $2,000,000 were made by the Company or any Company Subsidiary in the fiscal year ended December 31, 2021;

(vi)          each Contract to which the Company or any Company Subsidiary is a party relating to indebtedness for borrowed money (or commitments in respect thereof) or any financial guaranty, in each case with respect to an outstanding principal amount in excess of $500,000;

(vii)          each Contract governing or amending, modifying, supplementing or otherwise relating to the Convertible Notes Indenture, the Convertible Notes or the Capped Call Transactions;

(viii)          each Contract pursuant to which the Company or any Company Subsidiary has continuing obligations or interests involving (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones, in each case in excess of $750,000 of future payments in the aggregate, or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company or any Company Subsidiary, in each case in excess of $750,000 of future payments in the aggregate;

(ix)          each material Contract with any Governmental Entity;

(x)           each Contract relating to the acquisition or disposition of equity in, or a material amount of the assets of, any Person or a material business or material amount of the assets of the Company that contains financial covenants, indemnities (except for indemnities entered into the ordinary course of business and pursuant to which the Company and the Company Subsidiaries have not incurred and are not reasonably expected to incur any material liabilities) or continuing “earn out” or other continuing contingent payment obligations;

(xi)          each hedging, swap, collar, cap, derivative or similar Contract;

(xii)          each supply Contract with the top twenty (20) largest suppliers (by cost) of the businesses of the Company and each Company Subsidiary (on a consolidated basis) during the twelve (12) months ended December 31, 2021 (the “Top Supplier Contracts”);

(xiii)          each customer Contract with the top twenty (20) largest customers (by revenue) of the businesses of the Company and each Company

Subsidiary (on a consolidated basis) during the twelve (12) months ended December 31, 2021 (the “Top Customer Contracts”);

(xiv)          the Contracts set forth in Section 2.13(a)(xiv) of the Company Disclosure Letter;

(xv)          each lease, sublease, license or similar use, co-working service and occupancy Contract, in accordance with which the Company or any Company Subsidiary uses or occupies any real property with annual payments in excess of $500,000;

(xvi)          each Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S‑K under the Securities Act; and

(xvii)          each partnership or joint venture agreement to which the Company or any Company Subsidiary is a party that relates to the formation, creation, operation, management or control of any partnership or joint venture or any other alliance, shareholder, development, co-development or similar profit-sharing Contract.

Each such Contract described in clauses (i) through (xvii) above is referred to herein as a “Specified Contract”.

(b)          Each of the Specified Contracts is valid, binding and enforceable on the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or enforceable or to be in full force and effect as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  There is no default under any Specified Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party thereto, in each case except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Since January 1, 2020 through the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of a material breach or material default from a counterparty to any Top Supplier Contract or Top Customer Contract and no counterparty to any Top Supplier Contract or Top Customer Contract has notified the Company in writing (or, to the knowledge of the Company, otherwise) that it intends to terminate or not renew a Top Supplier Contract or Top Customer Contract.

SECTION 2.14.          Litigation.  There is no claim, suit, action, investigation, arbitration or proceeding (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, nor is there any Judgment outstanding against the Company or any Company Subsidiary that would reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has any material Proceedings pending against any other Person.

SECTION 2.15.          Compliance with Laws and Authorizations.  Each of the Company and the Company Subsidiaries and, to the knowledge of the Company, their respective Representatives and distributors, wholesalers and other third-party intermediaries, in each case, acting on behalf of the Company or any Company Subsidiary, is in, and since January 1, 2020, has been in, compliance with all Judgments, Authorizations and Laws applicable to its business or operations and has not received any notification from a Governmental Entity or other Person asserting noncompliance therewith, except for instances of noncompliance that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, registrations, licenses, exemptions, permits and consents of Governmental Entities (collectively, “Authorizations”, and such Authorizations held by the Company or any Company Subsidiary, the “Company Authorizations”) necessary for it to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the consummation of the Transactions will not cause the revocation or cancellation of any Company Authorization.

SECTION 2.16.          Regulatory Matters.  (a) Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), the Company and each of the Company Subsidiaries is, and since January 1, 2020 has been, in compliance with all Drug Laws and Healthcare Laws applicable to its business or operations.

(b)          Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, the Company and the Company Subsidiaries have timely filed, maintained or furnished with the applicable regulatory authorities all required filings, declarations, listings, registrations, reports, field alerts, submissions, applications, amendments, modifications, notices and other documents (collectively “Health Care Submissions”) and all such Health Care Submissions were complete and accurate and in compliance with applicable Laws when filed (or were corrected or completed by a subsequent filing).

(c)          The Company has delivered or made available to Parent (i) a complete and correct copy of each Investigational New Drug application submitted in the

United States (each, an “IND”) including all supplements and amendments in respect of such INDs and each form of Investigational Medicinal Product Dossier submitted outside of the United States for currently active clinical trials (each, an “IMPD”) (together with a list of each country in which such IMPDs have been submitted), in each case, with respect to each Product, (ii) a complete and correct copy of each New Drug Application (including the equivalent regulatory submission outside of the United States, an “NDA”) with respect to each Product, including all supplements and amendments thereto, (iii) copies of all clinical study reports under such INDs and (iv) all material correspondence to or from the Company and each Company Subsidiary and FDA or any other Governmental Entity with respect to such INDs.

(d)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2020, none of the Company, any Company Subsidiary or any of their respective employees is or has been debarred from participation in any program related to pharmaceutical products pursuant to 21 U.S.C. Section 335a (a) or (b). Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), since January 1, 2020, to the knowledge of the Company, the Company and the Company Subsidiaries have not, and none of their respective representatives have, made any untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(e)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2020, (i) all clinical trials conducted by or on behalf of the Company or any Company Subsidiary have been conducted in compliance with applicable protocols, procedures and applicable Drug Laws and Healthcare Laws, (ii) no Governmental Entity has commenced any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of the Company or any Company Subsidiary and (iii) neither the Company nor any Company Subsidiary has received any written notice or communication alleging that the Company has violated or failed to comply with any applicable Drug Laws or Healthcare Laws with respect to such clinical trials.

(f)          Since January 1, 2020, neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any of their respective officers or employees, nor, to the knowledge of the Company, any licensor, licensee, partner, third-party contractor, supplier, manufacturer, distributor, consultant or vendor in relation to Products has been notified by any Governmental Entity (including through the receipt of any FDA Form 483, Warning Letter, Untitled Letter, Notice of Violation or injunction), qui tam relator or other third party of any failure (or any investigation with respect thereto) to comply with, or maintain systems and programs to ensure compliance with, any Drug Law or Healthcare Law, including those pertaining to programs or systems regarding product quality, notification of facilities and products, corporate integrity, pharmacovigilance and conflict of interest, current Good Manufacturing Practice Requirements, Good Laboratory Practice Requirements, Good Clinical Practice Requirements, establishment registration and product listing requirements, requirements applicable to the debarment of individuals, postmarketing commitments and requirements, and requirements applicable to the conflict of interest of clinical investigators and Adverse Drug Reaction Reporting requirements, in each case with respect to any Products, except for such failures or investigations, which would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole), and, to the knowledge of the Company, there are no facts or circumstances that, now or with the passage of time, would create a basis for the giving of any such notice.

(g)          As of the date of this Agreement, (i) no Product has been recalled, withdrawn or suspended since January 1, 2020 and, to the knowledge of the Company, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no facts or circumstances exist that could reasonably be expected to result in such actions, and (ii) no Proceedings (whether completed or pending) seeking the recall, withdrawal, suspension or seizure of any Product are pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary.

(h)          Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), the Company has implemented a commercially reasonable compliance program, including appropriate policies, procedures, and trainings, designed to ensure compliance with applicable Drug Laws, Healthcare Laws and industry codes and standards.

(i)          Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2020, the collection, access, maintenance, transmission, use and disclosure of Personal Information by the Company and all Company Subsidiaries is and has been in compliance with HIPAA. Neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, oral complaint, claim, subpoena, demand or notice of investigation from any Governmental Entity or other Person, including inquiries or other communications from the Department of Health and Human Services Office for Civil Rights, regarding the Company or any Company Subsidiary’s collection, use or disclosure of, or security practices or Cybersecurity Incidents regarding, Personal Information, including with respect to any alleged “breach” or successful “security incident”, as such terms are defined under HIPAA, in the possession or under the control of the Company or any Company Subsidiary or being held by subcontractors on behalf of the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no facts or circumstances that, now or with the passage of time, would create a basis for any inquiry or claim.

SECTION 2.17.          Environmental Matters.  (a) Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since January 1, 2020, (i) each of the Company and the Company Subsidiaries has been and is in compliance with all Environmental Laws, (ii) each of the Company and the Company Subsidiaries has possessed and possesses, and has been and is in compliance with all Authorizations required under Environmental Laws for it to conduct its business as presently conducted, (iii) none of the Company or the Company Subsidiaries has received any written notice alleging that the Company or any Company Subsidiary is in violation of any Environmental Law, (iv) no Proceeding against the Company or any Company Subsidiary relating to any Environmental Law is pending or, to the knowledge of the Company, threatened in writing, (v) neither the Company nor any Company Subsidiary is a party to any order resolving any alleged violation of or liability under any Environmental Law under which it has any ongoing obligations and (vi) no Hazardous Materials have been released by the Company or, to the knowledge of the Company, by any third party at, on, under or from any real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary as to which the Company is conducting or funding any remedial action pursuant to Environmental Law.

(b)          For purposes of this Agreement:

“Environmental Law” means any Law or Judgment promulgated by any Governmental Entity with respect to pollution, preservation or the protection of the environment, human health or safety (as relates to exposure to hazardous or toxic materials), natural resources or endangered or threatened species, including Laws relating to emissions, discharges, releases or threatened releases of toxic or hazardous materials.

“Hazardous Materials”  means any material (including biological material), substance, chemical or waste (or combination thereof) that is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, a substance of concern or words of similar effect under any Environmental Law, including petroleum, oil, per- or poly-fluorinated substances.

SECTION 2.18.          Intellectual Property.

(a)          The Company and the Company Subsidiaries own, are licensed or otherwise have the right to use all material Intellectual Property necessary or used to conduct the business of the Company and the Company Subsidiaries as presently conducted (the “Company Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens.

(b)          Section 2.18(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of all registered Owned Company Intellectual Property (“Owned Company Registered Intellectual Property”).  The Owned Company Registered Intellectual Property is (i) subsisting and has not been abandoned or dedicated to the public domain or adjudged invalid or unenforceable and (ii) to the knowledge of the Company, valid and enforceable.  Except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole),  the named inventors of each of the Patents in the Owned Company Registered Intellectual Property have assigned such Patents to the Company or Company Subsidiary, respectively, and, to the knowledge of the Company, all assignments to the Company or a Company Subsidiary of the Owned Company Registered Intellectual Property are valid and enforceable.

(c)          To the knowledge of the Company, since January 1, 2020, the conduct of the business of the Company and the Company Subsidiaries as presently conducted does not infringe upon, misappropriate, or otherwise violate any valid Intellectual Property of any third party, except for such infringements, violations or misappropriations that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. As of the date of this Agreement, since January 1, 2020, neither the Company nor any of the Company Subsidiaries has received any written claim or notice from any Person alleging any such infringement, misappropriation or other violation of such third party’s Intellectual Property by the Company or any of the Company Subsidiaries, except for such infringements, violations or misappropriations that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries (taken as a whole).

(d)          Each of the Company and the Company Subsidiaries has taken commercially reasonable steps to protect and maintain the confidentiality of the material Trade Secrets of the Company and the Company Subsidiaries.

(e)          To the knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Company Intellectual Property and no such violations have occurred since January 1, 2020.

(f)          Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no action or inaction by the Company or any Company Subsidiaries will result in the Company and Company Subsidiaries not continuing to own or have after the Closing, rights or licenses as are sufficient to use all of the Intellectual Property and technology used by the Company and Company Subsidiaries to the same extent as prior to the Closing.

(g)          Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries (taken as a whole), no government funding nor government, academic or non-profit research facilities or personnel were used, directly or indirectly, to develop or create, in whole or in part, any of the Owned Company Intellectual Property.

(h)          For purposes of this Agreement:

(i)          “Intellectual Property” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (A) patents (including all reissues, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, covered business method reviews, provisionals, renewals, substitutions and extensions thereof) and patent applications (“Patents”), (B) trademarks, trade names, corporate names, trade dress, business names, service marks, brand names, product names, logos, slogans and other indicia of source or origin,  and any applications and registrations (including renewals and extensions) therefor, including any and all goodwill associated therewith and symbolized thereby (“Trademarks”), (C) works of authorship (whether or not copyrightable, including all confidential or proprietary software, whether in source code or object code format), copyrights and copyright applications, including all registrations thereof and applications therefor, and all renewals, extensions, restorations and reversions of the foregoing, (D) Internet domain names and social media designations, including top-level domain names and global top-level domain names, (E) Trade Secrets, confidential or proprietary software, know-how and other proprietary or confidential information and (F) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world.

(ii)          “Owned Company Intellectual Property” means all Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary.

(iii)          “Trade Secrets” means any confidential or proprietary information not generally known to the public and maintained under secrecy, including ideas, research and development, know-how, formulations of products, drawings, prototypes, models, designs, manufacturing, production and other processes and techniques, schematics, engineering, production and other designs, business methods, customer lists and supplier lists.

SECTION 2.19.          Data Privacy and Information Security.

(a)          Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the IT Assets are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, and, to the knowledge of the Company, do not contain any faults, malicious code, malware, virus, Trojan horse, worm, program, sub-program, or other flaw or weakness that could be exploited by a bad actor to cause a Cybersecurity Incident, (ii) the Company and the Company Subsidiaries have implemented, maintain and comply with commercially reasonable written information security, business continuity and backup and disaster recovery plans and procedures that are consistent with industry practices and (iii) to the knowledge of the Company, since January 1, 2020, there has been no actual or alleged Cybersecurity Incident.

(b)          Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 1, 2020, (i) the Company and the Company Subsidiaries are and have been in compliance with the Data Protection Requirements that apply to the Company or to such Company Subsidiary, respectively, (ii) the Company and the Company Subsidiaries are not subject to any restrictions that would limit Parent’s ability to use Personal Information, collected, stored and processed by the Company and the Company Subsidiaries, after the Closing in the manner substantially the same as currently used by the Company and the Company Subsidiaries, (iii) the Company and the Company Subsidiaries have used commercially reasonable efforts to protect the confidentiality and security of the Personal Information that the Company and the Company Subsidiaries collect, store, use, maintain or otherwise process for the conduct of their business and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Personal Information by any other Person, (iv) neither the Company nor any Company Subsidiary has been legally required to provide any written notices to any Person in connection with the disclosure of Personal Information or non-public information, nor has the Company or any Company Subsidiary provided any such written notice, (v) there are no written complaints, inquiries or requests pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries alleging a violation of any Person’s Personal Information or privacy rights and (vi) to the knowledge of the Company, there has been no Cybersecurity Incident that would constitute a breach for which notification to any Person is required under applicable Data Protection Requirements.

(c)          For purposes of this Agreement:

(i)          “Cybersecurity Incident” means unauthorized access to or use or corruption of the IT Assets (including a ransomware or denial-of-service attack), or the unauthorized access, disclosure, use, corruption or loss of Personal Information or other non-public information processed by or on behalf of the Company or a Company Subsidiary, in each case that has materially compromised the confidentiality, security or integrity of such IT Assets, Personal Information or information, as applicable.

(ii)          “Data Protection Laws” means (A) all applicable Laws, codes, directives or orders of any Governmental Entity, each as amended from time to time, and (B) any written requirements of self-regulatory frameworks or organizations which the Company is, or has been, contractually obligated to comply with or any self-certification mechanisms to which the Company has committed to the extent related to data privacy, data security, data protection, cybersecurity, and marketing with respect to the processing of Personal Information.

(iii)          “Data Protection Requirements” means all (A) Data Protection Laws, (B) contract terms to which the Company or any Company Subsidiary is a party or is otherwise bound that impose obligations on the Company or any Company Subsidiary relating to privacy or information security with respect to the Company’s or any of the Company Subsidiaries’ collection, use, disclosure, or other processing of Personal Information, and (C) the Company’s and the Company

Subsidiaries’ written internal or published privacy or security policies, guidelines or notices to the extent related to privacy or security with respect to the processing of Personal Information (e.g., posted privacy policies and notices provided in connection with the processing of Personal Information).

(iv)          “IT Assets” means computers, software, servers, networks, workstations, routers, hubs, switches, data communications lines, and all other information technology and telecommunications equipment, in each case owned or controlled by or licensed to the Company or any of the Company Subsidiaries.

(v)          “Personal Information” means any information or data defined as “personal data”, “personal information”, “personally identifiable information”, “nonpublic personal information”, “protected health information”, “individually identifiable health information” or analogous term under any applicable Data Protection Requirements.

SECTION 2.20.          Insurance.  Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (ii) neither the Company nor any of the Company Subsidiaries is in default under any such insurance policy and (iii) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

SECTION 2.21.          Finders or Brokers.  No broker, investment banker, financial advisor or finder, other than Centerview Partners LLC and J.P. Morgan Securities LLC, the fees and expenses of each of which will be paid by the Company, is entitled to any fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any of its affiliates. Correct and complete copies of all agreements between the Company and Centerview Partners LLC and J.P. Morgan Securities LLC have been delivered to Parent.

SECTION 2.22.          Opinions of Financial Advisors.  The Company has received an opinion of each of Centerview Partners LLC and J.P. Morgan Securities LLC, each dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders.  A signed copy of each such opinion will be made available to Parent for informational purposes only promptly following the date of this Agreement.

SECTION 2.23.          Interested Party Transactions.  To the knowledge of the Company, no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company in accordance with Item 404 of Regulation S-K promulgated by the SEC.

SECTION 2.24.          Anti-Corruption.  Since January 1, 2020, neither the Company, nor any Company Subsidiary nor, to the knowledge of the Company, any of the Company’s or Company Subsidiary’s respective current or former officers, directors, employees or other Representatives acting on behalf of the Company has (i) violated, to the extent applicable, the United States Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010, Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other Law, rule or regulation relating to anti-corruption or anti-bribery (the “Anti-Corruption Laws”), (ii) has directly or indirectly offered, promised, provided, or authorized the provision of any money, property, contribution, gift, entertainment or other thing of value to any Person, to influence official action or to secure an improper advantage or (iii) has received any notice or other communication (in writing or otherwise) from any Governmental Entity with respect to any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws.

SECTION 2.25.          Global Trade Control Laws.

(a)          Neither the Company, nor any Company Subsidiary, nor, to the knowledge of the Company, any director, officer or employee of any of the Company or any Company Subsidiary, is (i) a Restricted Party or (ii) majority-owned or controlled by a Restricted Party.

(b)          The Company and each Company Subsidiary are, and since January 1, 2017 have been, in compliance with all applicable Global Trade Control Laws.

(c)          To the knowledge of the Company, since January 1, 2020, neither the Company nor any Company Subsidiary has been the subject of any investigations, reviews, audits or inquiries by a Governmental Entity related to Global Trade Control Laws, and no such actions are pending or threatened.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:

SECTION 3.01.          Organization, Standing and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent the concept is recognized by such jurisdiction) and has the requisite corporate power and authority to conduct its businesses as presently conducted.

SECTION 3.02.          Merger Sub.  (a) Merger Sub was formed solely for the purpose of entering into the Transactions, and since the date of its incorporation, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)          The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

SECTION 3.03.          Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement).  The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the adoption of this Agreement by Parent, as sole stockholder of Merger Sub (which shall occur immediately following the execution of this Agreement).  Neither the approval or adoption of this Agreement nor the consummation of the Merger or the other Transactions requires any approval of the stockholders of Parent.  Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a Proceeding at law or in equity).

SECTION 3.04.          No Conflicts; Consents.  (a) The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)          No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act and any Foreign Merger Control Law, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under the Securities Act or the Exchange Act as may be required in connection with this

Agreement, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) such filings as may be required under the rules and regulations of the New York Stock Exchange, (v) applicable requirements in accordance with foreign qualification, state securities or “blue sky” laws of various states, (vi) such filings as may be required in connection with Transfer Taxes described in Section 5.10, and (vii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 3.05.          Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented, at the time it is first published, sent or given to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.  For the avoidance of doubt, no representation or warranty is made by Parent and Merger Sub with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein.

SECTION 3.06.          Finders or Brokers.  No broker, investment banker, financial advisor or finder is entitled to any fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or any of its affiliates for which the Company would be responsible.

SECTION 3.07.          Litigation.  There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Judgment outstanding against Parent or any subsidiary of Parent that would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

SECTION 3.08.          Ownership of Company Common Stock.  Since the date that is three years prior to the date of this Agreement and as of the date of this Agreement, neither Parent nor Merger Sub has taken, or authorized or permitted any officers, directors, employees, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) of Parent or Merger Sub to take, any action that would cause either Parent or Merger Sub to be deemed an “interested stockholder” within the meaning of Section 203 of the DGCL.  As of the date of this Agreement, neither Parent nor Merger Sub nor any of their affiliates or associates (as defined in Section 203 of the DGCL) is an “interested stockholder” within the meaning of Section 203 of the DGCL.

SECTION 3.09.          Available Funds.   Parent and Merger Sub have available funds sufficient to consummate the Merger and the other Transactions on the terms contemplated by this Agreement and, at the Effective Time, Parent and Merger

Sub will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Merger, as the case may be, to pay all fees and expenses in connection therewith, to make payments pursuant to Section 5.04 and to perform their respective obligations under this Agreement.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.          Conduct of Business of the Company.  Except for matters set forth in Section 4.01 of the Company Disclosure Letter or otherwise specifically required by this Agreement or required by applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course and, to the extent consistent therewith, use commercially reasonable efforts to preserve its present relationships with suppliers, licensors, licensees and others having material business dealings with it and maintain its material assets and business organization intact in all material respects; provided that no action by the Company or any of the Company Subsidiaries with respect to matters specifically addressed by Section 4.01(a) through (o) shall be deemed to be a breach of this sentence unless such action would constitute a breach of Section 4.01(a) through (o).  In addition, without limiting the generality of the foregoing, except for matters set forth in Section 4.01 of the Company Disclosure Letter or otherwise specifically required by this Agreement or required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a)          (i) declare, set aside, authorize, establish a record date in respect of, accrue or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its parent, (ii) adjust, split, reverse split, subdivide, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares of capital stock, except for (A) acquisitions of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options outstanding on the date hereof or granted following the date hereof not in violation of this Agreement in order to pay the exercise price of Company Stock Options in accordance with the terms of the applicable award, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to Company Stock Options, Company Restricted Stock Units, Company Performance Stock Units and ESPP Purchase Rights that are outstanding on the date hereof or granted following the date hereof not in violation of this Agreement and in accordance with the terms of the applicable award, (C) the acquisition by the Company of Company Stock Options, Company Restricted Stock Units or other awards granted pursuant to the Company Stock Plans in connection with the forfeiture of such awards or ESPP Purchase Rights that are outstanding on the date hereof or granted following the date hereof not in violation of this Agreement and in accordance with the terms of the applicable award and (D) the acquisition by the Company of Company Common Stock pursuant to the settlement of the Capped Call Transactions;

(b)          issue, grant, deliver, pledge, transfer, dispose of, encumber or sell (or authorize any of the foregoing) any shares of its capital stock or options, warrants, convertible or exchangeable securities, stock-based performance units or other rights to acquire such shares, any Voting Company Debt or any other rights that give any Person the right to receive any economic or voting interest of a nature accruing to the holders of Company Common Stock, other than (A) the issuance of Company Common Stock upon the exercise of Company Stock Options, ESPP Purchase Rights or the settlement of Company Restricted Stock Units or Company Performance Stock Units, in each case, that are outstanding on the date hereof or granted following the date hereof not in violation of this Agreement and in accordance with their terms or (B) the conversion of the Convertible Notes outstanding on the date hereof in accordance with their terms as in effect as of the date of this Agreement;

(c)          amend its certificate of incorporation, by-laws or other comparable organizational documents, except, in the case of Company Subsidiaries, for amendments that would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, or materially impede or delay the consummation of the Transactions;

(d)          acquire or agree to acquire, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, assets, securities, properties, interests or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof or any other Person (other than the Company or any Company Subsidiary), if the aggregate amount of consideration paid or transferred by the Company and the Company Subsidiaries would exceed $2,500,000, in the aggregate;

(e)          except as required pursuant to the terms of any Company Benefit Plan as in effect on the date of this Agreement, (i) adopt, enter into, establish, terminate, amend or modify any Collective Bargaining Agreement or Company Benefit Plan (including any plan, agreement or arrangement that would be a Company Benefit Plan if it were in effect as of the date of this Agreement), (ii) grant to any Company Service Provider any increase in compensation, bonus, severance or termination pay, or other payment or benefits, including any change in control, retention, transaction or other similar non-recurring payments, (iii) enter into, amend or terminate any employment, consulting, service, severance or other similar agreement with any Company Service Provider, (iv) terminate (other than for misconduct or other acts constituting “cause”) the employment of any employee with an annual base salary in excess of $250,000, (v) hire or promote any employee with an annual base salary in excess of $250,000, (vi) loan or advance any money or any other property to any Company Service Provider or (vii) take any action to accelerate, or fund or secure the payment of, any rights or benefits under any Company Benefit Plan;

(f)          make any material change in financial accounting methods, principles or practices, except as may be required (i) by GAAP (or any authoritative interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (ii) by applicable Law, including Regulation S‑X under the Securities Act;

(g)          sell, transfer, lease (as lessor), license, abandon or otherwise dispose of (including through any “spin-off”), or pledge, assign, exchange, encumber or otherwise subject to any Lien (other than a Permitted Lien), any properties or assets that are material, individually or in the aggregate, to the Company and/or the Company Subsidiaries, taken as a whole (including Company Intellectual Property), except (i) sales, leases, licenses or other dispositions of (A) inventory, (B) excess or obsolete properties or assets and (C) permitting the rights with respect to immaterial Intellectual Property to lapse or abandoning such rights, in each case, in the ordinary course of business consistent with past practice, (ii) licenses of non-exclusive rights to Company Intellectual Property in the ordinary course of business consistent with past practice or (iii) abandonments of patent applications in the ordinary course of prosecution, where a continuation, continuation-in-part, request for continued examination or divisional application (or foreign equivalent of any of the foregoing) is filed, in the ordinary course of business consistent with past practice;

(h)          (i) incur, create, assume or otherwise become liable or responsible for, or amend or modify the terms of, any indebtedness for borrowed money or guarantee any indebtedness of another Person (except for short-term borrowings incurred in the ordinary course of business), (ii) issue or sell any debt securities of the Company or any Company Subsidiary, including options, warrants, calls or other rights to acquire any debt securities of the Company or any Company Subsidiary, (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to or in the Company or any Company Subsidiary, (B) any acquisition not in violation of clause (d) above, or (C) extensions of trade credit and advances of expenses to employees and consultants, in each case in the ordinary course of business consistent with past practice, or (iv) forgive any loans or advances to any officers, employees, directors or other individual service providers of the Company or any Company Subsidiary, or any of their respective affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such Persons, except in the ordinary course of business in connection with relocation activities to any employees of the Company or any Company Subsidiary;

(i)          other than in accordance with the Company’s capital expenditure budget made available to Parent, make or agree to make any capital expenditure or expenditures that individually are in excess of $1,000,000 and in the aggregate are in excess of $2,000,000;

(j)          (i) make, change or revoke any material Tax election, (ii) adopt or change any material method of Tax accounting, (iii) file any material amended Tax Return, (iv) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) or similar agreement with any taxing authority with respect to any material Taxes, (v) surrender any right to claim a material Tax refund, (vi) except in the ordinary course of business, agree to an extension or waiver of the statute of limitations with respect to any claim or assessment with respect to material Taxes, or (vii) settle or compromise any material Tax liability or any audit, assessment or other Proceeding with respect to Taxes;

(k)          terminate, enter into,  modify or amend, or waive, renew, assign or release any material rights under any Specified Contract or any Contract that, if existing on the date hereof, would have been a Specified Contract, or take (or fail to take) any action that would reasonably be expected to cause or result in a material breach of, or material default under, any Specified Contract by the Company or any Company Subsidiary, except in the case of any Specified Contracts (or any Contract that, if existing on the date hereof, would have been a Specified Contract) of the type solely described in clauses (iv), (v), (xii), (xiii) or (xv) of Section 2.13(a) and not any other clause of Section 2.13(a), in the ordinary course of business consistent with past practice;

(l)           settle, or offer or propose to settle, any Proceeding involving or against the Company or any of the Company Subsidiaries other than settlements that result solely in monetary obligations involving payment (without the admission of wrongdoing) by the Company or any Company Subsidiary of an amount not greater than $1,500,000 (net of insurance proceeds) in the aggregate;

(m)          (x) merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, in each case, other than a merger or consolidation of a Company Subsidiary into another Company Subsidiary or (y) enter into any new material line of business;

(n)          amend, modify, supplement or terminate the Convertible Notes Indenture, the Convertible Notes or any Capped Call Documentation or take any action that would result in a change to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) or the Option Entitlement, Strike Price or Cap Price (each as defined in the Capped Call Documentation as in effect on the date hereof) from that set forth in Section 2.02(a); or

(o)          authorize, commit or agree to take any of the foregoing actions.

Notwithstanding anything to the contrary set forth in this Section 4.01, the Company and the Company Subsidiaries may take such actions as the Company deems in good faith to be reasonably necessary in connection with COVID-19 or COVID-19 Measures.

SECTION 4.02.          No Solicitation.  (a) The Company shall not, shall cause the Company Subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective Representatives acting on its or their behalf not to, (i) directly or indirectly solicit, initiate or knowingly encourage or facilitate the making of any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any Company Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, or take any other action to assist, facilitate or encourage any effort by any Person, in each case in connection with or in response to any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.  It is agreed that any violation of the restrictions on the Company set forth in this Section 4.02 by any Representative of the Company or any of the Company Subsidiaries (acting with the authority of the Company or any Company Subsidiary) shall be a breach of this Section 4.02 by the Company.

(b)          The Company shall, and shall cause the Company Subsidiaries and its and their Representatives to, immediately (i) cease all solicitations, discussions and negotiations regarding any inquiry, proposal or offer pending on the date of this Agreement that constitutes, or could reasonably be expected to lead to, a Company Takeover Proposal and (ii) terminate access to any physical or electronic data rooms relating to a possible Company Takeover Proposal.  The Company will promptly (but in no event later than three (3) business days after the date of this Agreement) request that each Person that has executed a confidentiality agreement in connection with a potential Company Takeover Proposal that remains in effect return (or destroy, to the extent permitted by the applicable confidentiality agreement) all confidential information furnished to such individual or entity by or on behalf of the Company or any Company Subsidiary.

(c)          Notwithstanding anything to the contrary contained in Section 4.02(a) or 4.02(b) or any other provision of this Agreement, at any time prior to the receipt of the Company Stockholder Approval, (x) the Company  may contact the Person making any Company Takeover Proposal solely to clarify the terms and conditions thereof and (y) in response to a bona fide written Company Takeover Proposal that did not result from a breach of Section 4.02(a) and that the Company Board reasonably determines, in good faith, after consultation with outside counsel and its financial advisor, constitutes or could reasonably be expected to lead to a Superior Company Proposal and in respect of which the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law (a “Qualifying Company Takeover Proposal”), the Company may (A) furnish information with respect to the Company to the Person making such Qualifying Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement so long as the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such Person, in accordance with the terms of the Confidentiality Agreement, any non-public information furnished to such other Person which was not previously furnished to Parent, except to the extent providing Parent with such information would violate applicable Law, and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Qualifying Company Takeover Proposal.

(d)          The Company shall as promptly as reasonably practicable (and in any event within forty-eight (48) hours) advise Parent of (i) any Company Takeover Proposal or (ii) any inquiry or request for discussions, negotiations or non-public information with respect to or that would reasonably be expected to lead to any Company Takeover Proposal.  The Company will provide Parent promptly (and in any event within such forty-eight (48)-hour period) with the identity of the Person making any such Company Takeover Proposal, inquiry or request and a correct and complete copy of such Company Takeover Proposal inquiry or request (or, where such Company Takeover Proposal is not in writing, a description of the material terms and conditions of such Company Takeover Proposal, inquiry or request, including any modifications thereto).  The Company shall keep Parent reasonably informed of the status (and in any event no later than forty-eight (48) hours after the occurrence of any material changes, developments, discussions or negotiations) of any such Company Takeover Proposal, inquiry or request (including the material terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation.  The Company will not, and will cause each Company Subsidiary not to, enter into any agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to provide such information to Parent. The Company will promptly provide to Parent any non-public information concerning the Company or any Company Subsidiary provided or made available in accordance with this Section 4.02(d) which was not previously provided or made available to Parent. Neither the Company Board nor any committee thereof shall (i) (A) withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (B) fail to make the Company Board Recommendation in the Proxy Statement or (C) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal or resolve or agree to take any such action (any action described in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or authorize, cause or permit the Company or any Company Subsidiary to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, option agreement, merger agreement, joint venture agreement, partnership agreement or other agreement relating to, or that would reasonably be expected to lead to, any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 4.02), or resolve, agree or publicly propose to take any such action.

(e)          Notwithstanding any other provision of this Agreement to the contrary, prior to the date on which the Company Stockholder Approval is obtained, if the Company Board determines in good faith, (i) after consultation with outside counsel and its financial advisor, that a Company Takeover Proposal constitutes a Superior Company Proposal after giving effect to all of the adjustments of this Agreement that are offered in writing by Parent during the Notice Period, and  (ii) after consultation with outside counsel, that failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, the Company Board may (A) make an Adverse Recommendation Change or (B) terminate this Agreement pursuant to Section 7.01(f) in accordance with Section 7.04(b) to enter into a definitive agreement with respect to such Superior Company Proposal; provided further that the Company Board may not effect a change of its recommendation in accordance with clause (A) above in connection with a Superior Company Proposal or terminate this Agreement in accordance with clause (B) above unless (I) the Company has provided prior written notice to Parent, at least three (3) business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Company Proposal, which notice will specify the material terms and conditions of any such Superior Company Proposal (including the identity of the party making such Superior Company Proposal), and has contemporaneously provided a correct and complete copy of the proposed agreement with respect to such Superior Company Proposal, (II) prior to effecting such Adverse Recommendation Change or terminating this Agreement to enter into a definitive agreement with respect to such Superior Company Proposal, the Company has, and has caused its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent requests to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Company Takeover Proposal ceases to constitute a Superior Company Proposal and (III) following any negotiation described in clause (II) above, the Company Board concludes in good faith, after consultation with its outside counsel and its financial advisor, that such Company Takeover Proposal continues to constitute a Superior Company Proposal.  In the event of any material revisions to the Superior Company Proposal after the start of the Notice Period, the Company is required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.02(e) with respect to such new written notice, and the Notice Period will be deemed to have recommenced on the date of such new notice, except that the references to three (3) business days will be deemed two (2) business days.  Any Adverse Recommendation Change will not change the approval of the Company Board for purposes of causing any state takeover statute or other Law to be inapplicable to the transactions contemplated hereby.

(f)          Notwithstanding any provision in this Agreement to the contrary, the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board has concluded in good faith, after consultation with its outside counsel, that failure to make an Adverse Recommendation Change on account of the Intervening Event would be reasonably likely to be inconsistent with its fiduciary duties; provided, however, that the Company Board will not make an Adverse Recommendation Change unless the Company has (i) provided to Parent at least three (3) business days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the Company Intervening Event in reasonable detail and (ii) during such three (3)-business day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need or reason for the Adverse Recommendation Change.

(g)          Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e‑2(a) under the Exchange Act (including any “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) or (ii) making any disclosure to its stockholders if the Company Board determines, in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties or applicable Law; provided that this Section 4.02(g) will not be deemed to permit the Company Board to make an Adverse Recommendation Change, except to the extent permitted by Section 4.02(e) and Section 4.02(f) (it being understood that any disclosure of information to the Company’s stockholders that describes the Company’s receipt of a Company Takeover Proposal and the operation of this Agreement with respect thereto and contains a statement reaffirming the Company Board Recommendation shall not be deemed to be an Adverse Recommendation Change).

(h)          For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement need not contain a “standstill” or similar obligation to the extent that Parent is, in writing delivered to Parent no later than concurrently with the entry by the Company or any Company Subsidiary into such confidentiality agreement, released from any “standstill” or other similar obligation in the Confidentiality Agreement.

“Company Takeover Proposal” means any inquiry, proposal or offer from any Person or group relating to, in a single transaction or a series of related transactions (i) any direct or indirect acquisition, purchase, sale, license, lease or other disposition of (A) 20% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or (B) 20% or more of the aggregate voting power of the capital stock of the Company or any resulting parent company of the Company, (ii) any tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company that, if consummated, would result in any Person or group (or the shareholders of any Person) owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the Transactions, or (iii) any combination of the foregoing.

“Intervening Event” means a material event, fact, circumstance, development, occurrence or change not known to or reasonably foreseeable by the Company Board at the time the Company Board initially resolved to make the Company Board Recommendation (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable), which event, fact, circumstance, development, occurrence or change becomes known to the Company Board prior to the date on which the Company Stockholder Approval is obtained, other than (i) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event), or (ii) any Company Takeover Proposal.

“Superior Company Proposal” means any bona fide, unsolicited written Company Takeover Proposal that, if consummated, would result in a Person or group (or the shareholders of any Person) owning, directly or indirectly, (a) 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (b) 50% or more (based on the fair market value thereof, as determined in good faith by the Company Board) of the assets (including capital stock of the Company Subsidiaries) of the Company and Company Subsidiaries, taken as a whole, (i) on terms which the Company Board determines, in good faith, after consultation with outside counsel and its financial advisor, would result in greater value to the stockholders of the Company from a financial point of view than the Transactions, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and this Agreement (taking into account amendments and modifications to this Agreement proposed by Parent pursuant to Section 4.02(e)) and (ii) that, relative to the Transactions, is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal and other aspects of such proposal.

Wherever the term “group” is used in this Section 4.02(h), it is used as defined in Rule 13d-5 under the Exchange Act.

ARTICLE V

Additional Agreements

SECTION 5.01.          Approval of the Merger.  Immediately following the execution of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement.

SECTION 5.02.          Access to Information; Confidentiality.  Except if prohibited by any applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and to Parent’s Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operation of the business of the Company and the Company Subsidiaries) during the period prior to the Effective Time to all their respective properties, books and records and Contracts and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish, as promptly as reasonably practicable, to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that Parent shall reimburse the Company for any reasonable out-of-pocket expenses incurred by the Company or any Company Subsidiary arising out of affording any such access and furnishing any such information.  Notwithstanding the immediately preceding sentence, neither the Company nor any of the Company

Subsidiaries shall be required to afford access or furnish information to the extent (a) such information is subject to the terms of a confidentiality obligation with a third party entered into prior to the date of this Agreement, (b) relating to the applicable portions of the minutes of the meetings of the Company Board or any committee thereof (including any presentations or other materials prepared by or for the Company Board or any committee thereof) where the Company Board or such committee, as applicable, discussed the Transactions or any similar transaction between the Company and any other Person or (c) the Company determines in good faith that affording such access or furnishing such information would:  (i) result in the disclosure of Trade Secrets of third parties, (ii) expose the Company to risk of liability under Data Protection Laws for disclosure of personal information, (iii) jeopardize the attorney-client privilege of the Company or any of the Company Subsidiaries or (iv) violate applicable Law; provided, in the case of clauses (a) and (c), that the Company shall use its commercially reasonable efforts to make alternative arrangements to afford such access or furnish such information without breaching such confidentiality obligation, jeopardizing such attorney-client privilege, violating applicable Law or resulting in such disclosure or risk of liability, as applicable, provided further that information will be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws.  Notwithstanding anything to the contrary in this Section 5.02, any physical access may be limited to the extent the Company determines in good faith that such limitation is necessary in light of COVID-19 or any COVID-19 Measures, including if providing such access would reasonably be expected to pose a material risk to the general health and safety of employees of the Company or the applicable Company Subsidiary and which cannot be mitigated with commercially reasonable measures.  All information exchanged pursuant to this Section 5.02 shall be subject to the confidentiality letter agreement, dated June 27, 2022, between the Company and Parent (the “Confidentiality Agreement”).

SECTION 5.03.          Reasonable Best Efforts; Notification.  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall, and shall cause their respective subsidiaries to cooperate in good faith and use its reasonable best efforts to promptly take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, and in any event prior to the Outside Date, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or non-actions, waivers and Consents from, the making of all necessary registrations, declarations and filings with any Governmental Entity with respect to this Agreement or the Transactions, (ii) the defending or contesting of any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.  In addition and without limiting the foregoing, the Company and the Company Board shall (I) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement and (II) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions and this Agreement.  In addition and without limiting the foregoing, Parent shall not, and shall cause its affiliates not to, effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or the acquisition of any assets, licenses, rights, product lines, operations or businesses of any Person that would reasonably be expected to prevent or materially delay the consummation of the Transactions or make materially more difficult the satisfaction of the conditions set forth in Sections 6.01(a) or (b).  Nothing in this Section 5.03 will apply to or restrict communications or other actions by Parent, any subsidiary of Parent, the Company or any Company Subsidiary with or with respect to Governmental Entities in connection with their respective businesses in the ordinary course of business. Notwithstanding anything in this Agreement to the contrary, the parties agree that Parent, Merger Sub or any other subsidiary of Parent shall not be required to: (A) agree to conditions imposed by any Governmental Entity or propose, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of assets or businesses of the Company, any of the Company Subsidiaries, Parent or any subsidiary of Parent, (B) accept any operational restrictions, or otherwise propose, negotiate, take or commit to take actions that limit any of the Company’s or the Company Subsidiaries’ freedom of action with respect to, or Parent’s ability to retain or freely operate, any of the assets, properties, licenses, rights, operations or businesses of the Company or any of the Company Subsidiaries, (C) undertake or enter into agreements with any Governmental Entity or agree to the entry of an order by any Governmental Entity, (D) commit to terminate, amend or replace any existing relationships and contractual rights and obligations of the Parent, the Company, the Surviving Corporation or any other subsidiary of Parent or the Company, (E) terminate any relevant venture or other arrangement of the Parent, the Company, the Surviving Corporation or any subsidiary of Parent or the Surviving Corporation, or (F) effectuate any other change or restructuring of the Parent, the Company, the Surviving Corporation or any subsidiary of Parent or the Company.  The Company shall not, and shall cause the Company Subsidiaries not to, take any of the foregoing actions in clauses (A) through (F) with respect to the Company or any Company Subsidiary unless consented to in writing by Parent, provided that the Company shall, and shall cause each Company Subsidiary to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned upon the occurrence of the Closing. Notwithstanding anything in this Agreement to the contrary, neither the Company, Parent or Merger Sub shall be required to commit to or agree with any Governmental Entity to any amendments or modifications to any of the terms of this Agreement.

(b)          Without limiting the generality of the parties’ obligations under Section 5.03(a), and in furtherance thereof, Parent and the Company shall, in consultation and cooperation with the other, (i) file, within fifteen (15) business days after the date of this Agreement, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the Notification and Report form, under the HSR Act for the Merger or any of the other Transactions and (ii) file, within fifteen (15) business days after the date of this Agreement, draft or final form notifications, filings or briefing papers as required by or under any Foreign Merger Control Law.  Each of Parent and the Company will cause all documents that it is responsible to file to comply substantially with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be.  Each of Parent and the Company shall (i) promptly furnish to the other party such necessary information and reasonable assistance as the other party may request in connection with its preparation of any filing or submission which is necessary under the HSR Act or any Foreign Merger Control Law, (ii) give the other party reasonable prior notice of any such filings or submissions and, to the extent reasonably practicable, of any material communication with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity regarding the Merger or any of the other Transactions, and permit the other party to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other party in connection with, any such filings, submissions, communications, inquiries or requests, (iii) unless prohibited by applicable Law or by the applicable Governmental Entity, and to the extent reasonably practicable, (A) not participate in or attend any substantive meeting, or engage in any substantive conversation, with any Governmental Entity in respect of the Merger or any of the other Transactions without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto, (D) cooperate with one another in the filing of, and consider the views of one another in connection with the form and content of, any substantive memoranda, white papers, filings, material correspondence or other material written communications explaining or defending this Agreement, the Merger or any of the other Transactions, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (E) furnish the other party with copies of all filings, submissions, material correspondence and material communications (and memoranda setting forth the substance thereof) between it and its affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members of any Governmental Entity’s staff, on the other hand, with respect to this Agreement, the Merger and the other Transactions, (iv) use reasonable best efforts to comply with any inquiry or request from the FTC, the DOJ or any other Governmental Entity as promptly as reasonably practicable and (v) consult with one another in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to this Agreement, the Merger or any of the other Transactions, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto.  Any such additional information shall be in substantial compliance with the requirements of the HSR Act or the applicable Foreign Merger Control Law, as the case may be.  Each party will bear its own costs of preparing its own pre-merger notifications and similar filings and notices in other jurisdictions and related expenses incurred to obtain all required regulatory approvals under the HSR Act or any applicable

Foreign Merger Control Law, provided that Parent shall bear all filing fees for the filings required under the HSR Act or any applicable Foreign Merger Control Law.  Notwithstanding the foregoing or anything in this Agreement to the contrary, Parent will determine and control strategy for dealing with any Governmental Entity in respect of obtaining or concluding the required approval for the Transactions from such Governmental Entity, and, to the extent permissible, the Company shall, and shall cause its subsidiaries to act consistently with such strategy; provided, that Parent will consult in advance with, and consider in good faith the views of, the Company in respect of obtaining regulatory approvals under the HSR Act or any applicable Foreign Merger Control Law; provided, however, that the parties agree not to (A) extend, directly or indirectly, any waiting period under the HSR Act or any Foreign Merger Control Law or enter into any agreement with a Governmental Entity to delay or not to consummate the Merger or any of the other Transactions or (B) pull and refile any filing made under the HSR Act or any Foreign Merger Control Law, in the case of each of clauses (A) and (B), except with the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed.

(c)          Notwithstanding any other requirement in this Section 5.03, where a party (a “Disclosing Party”) is required under this Section 5.03 to provide information to another party (a “Receiving Party”) that the Disclosing Party deems to be competitively sensitive information or otherwise reasonably determines in respect thereof that disclosure should be restricted, the Disclosing Party may restrict the provision of such competitively sensitive and other restricted information only to antitrust counsel of the Receiving Party; provided that the Disclosing Party also provides to the Receiving Party upon request of the Receiving Party a redacted version of such information which does not contain any such competitively sensitive or other restricted information.

(d)          If, prior to the Effective Time, a merger control inquiry is initiated by a Governmental Entity in the jurisdictions set forth in Section 5.03(d) of the Company Disclosure Letter, approval in that jurisdiction, or confirmation that the inquiry has ended, will be deemed a condition precedent to the completion of the Merger under Section 6.01(a).

SECTION 5.04.          Treatment of Company Equity Awards.  (a) Effective as of the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Company Stock Option, Company Restricted Stock Unit or Company Performance Stock Unit, as applicable, and except as otherwise provided in Section 4.01(e) of the Company Disclosure Letter:

(i)          each Company Stock Option, whether vested or unvested, outstanding and unexercised immediately prior to the Effective Time shall be canceled at the Effective Time and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to (A) the excess, if any, of (1) the Merger Consideration minus (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock

Option immediately prior to the Effective Time; provided that any Company Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration shall be canceled at the Effective Time for no consideration or payment; and

(ii)          each Company Restricted Stock Unit and each Company Performance Stock Unit outstanding immediately prior to the Effective Time shall be canceled at the Effective Time and the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump-sum cash payment equal to (1) the Merger Consideration multiplied by (2) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit or such Company Performance Stock Unit (as applicable) immediately prior to the Effective Time (in the case of any Company Performance Stock Unit, with the number of shares of Company Common Stock subject to such award determined (x) by treating all applicable performance measures, other than those tied to a price hurdle with respect to a share of Company Common Stock (and not relative total shareholder return), as satisfied at the greater of (i) the target level and (ii) the actual level of performance measured as of the Effective Time or (y) in the case of performance measures tied to a price hurdle with respect to a share of Company Common Stock (and not relative total shareholder return), based on the value of the Merger Consideration (i.e., $68.50), it being understood that any Company Performance Stock Unit shall be canceled at the Effective Time for no consideration or payment to the extent that the performance goals are not satisfied pursuant to this Section 5.04(a)(ii)).

(b)          Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions and take such other actions as may be required to effectuate the actions required by this Section 6.04.  All amounts payable pursuant to this Section 5.04 shall be subject to any required withholding of Taxes and shall be paid without interest.

(c)          As soon as practicable following the Effective Time (but in no event later than five (5) business days following the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay (through its payroll systems in the case of employees) all amounts payable pursuant to Section 5.04(a) to the former holders of Company Stock Options, Company Restricted Stock Units and Company Performance Stock Units, as applicable; provided, however, that, to the extent any such amounts relate to a Company Stock Option, Company Restricted Stock Unit or Company Performance Stock Unit that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such amounts shall be paid at the earliest time following the Effective Time permitted under the terms of the applicable agreement or Company Stock Plan relating to such Company Stock Option, Company Restricted Stock Unit or Company Performance Stock Unit that will not trigger a tax or penalty under Section 409A of the Code.

(d)          For purposes of this Agreement:

(i)          “Company Performance Stock Unit” means any restricted stock unit award subject to performance-based vesting, payable in shares of Company Common Stock or the value of which is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

(ii)          “Company Restricted Stock Unit” means any restricted stock unit award subject to service-based vesting, payable in shares of Company Common Stock or the value of which is determined with reference to the value of shares of Company Common Stock, whether granted under a Company Stock Plan or otherwise.

(iii)          “Company Stock Option” means any option to purchase Company Common Stock granted under a Company Stock Plan or otherwise (other than an ESPP Purchase Right).  For the avoidance of doubt, Company Stock Options shall not include the Capped Call Transactions.

(iv)          “Company Stock Plans” means the Company Amended and Restated 2017 Inducement Equity Plan, the Company Amended and Restated 2015 Stock Option and Incentive Plan, the Company 2012 Stock Option and Grant Plan and the Company ESPP.

(e)          Company ESPP.  Prior to the Effective Time, the Company shall take such actions as are necessary (including obtaining any resolutions of the Company Board or, if appropriate, any committee designated thereby) to provide that (i) no new offering or new purchase period will commence following the date hereof unless and until this Agreement is terminated; (ii) from and after the date hereof, no new participants will be permitted to participate in the Company ESPP and participants will not be permitted to increase their payroll deductions or purchase elections from those in effect on the date of this Agreement; and (iii) the Company ESPP shall terminate effective no later than ten (10) business days prior to the Effective Time.  The Company shall determine the rights of participants in the Company ESPP with respect to the offering period underway under the Company ESPP as of the date hereof by treating a business day to be determined by the Company as the last day of such offering period (the “Final Investment Date”), which business day shall be no later than either (i) the date on which such offering period would expire by its terms or (ii) the date on which the Company ESPP is terminated, and by treating such shortened offering period as a fully effective and completed offering period for all purposes under the Company ESPP.  The Company shall treat any shares of Company Common Stock acquired prior to or on the Final Investment Date as outstanding shares of Company Common Stock for purposes of Section 2.07(c).

SECTION 5.05.          Employee Matters.  (a)  For a period of one year following the Effective Time (the “Continuation Period”), Parent shall provide or cause the Surviving Corporation to provide to each individual who is employed by the Company or any Company Subsidiary immediately prior to the Effective Time (each, a “Continuing Company Employee”) for so long as such individual remains so employed, (i) annual base salary or base wage and target cash incentive opportunities that are each no less favorable than those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time, (ii) long-term incentive opportunities that are no less favorable than those provided by Parent or its affiliates to similarly situated employees, (iii) severance benefits that are no less favorable than those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time and (iv) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Company Employee by the Company or the Company Subsidiaries immediately prior to the Effective Time.  Following the Continuation Period, the Continuing Company Employees shall be entitled to participate in the plans of Parent, the Surviving Corporation or their respective affiliates (the “Surviving Corporation Plans”) to the same extent as other similarly situated employees of Parent, the Surviving Corporation and their respective affiliates.  In addition, and without limiting the generality of the foregoing and subject to Section 5.05(d), each Continuing Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Company Employee participates immediately prior to the Effective Time.  Nothing in this Section 5.05 or elsewhere in this Agreement shall be construed to create a right in any Continuing Company Employee to employment with Parent or the Surviving Corporation.

(b)          Parent hereby acknowledges that the consummation of the Transactions constitutes a “change in control” or a “change of control” (or a term of similar import) for purposes of any Company Benefit Plan that contains a definition of “change in control” or “change of control” (or a term of similar import), as applicable.

(c)          With respect to all Surviving Corporation Plans, including any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any vacation, paid time off and severance plans), for all purposes, including determining eligibility to participate, level of benefits and vesting, each Continuing Company Employee’s service with the Company or any Company Subsidiaries (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service or for any purpose under any pension or retirement plan, postretirement welfare plan or any plan under which similarly situated employees of Parent and its affiliates do not receive credit for prior service or that is grandfathered or frozen.  In addition, Parent shall, and shall cause the Surviving Corporation to, credit each Continuing Company Employee with paid time off equal to the paid time off such Continuing Company Employee had accrued with the Company or any Company Subsidiary that was unused immediately prior to the Effective Time.

(d)          With respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Continuing Company Employee is eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such employees or eligible dependents or beneficiaries under the corresponding welfare Company Benefit Plan in which such employees participated immediately prior to the Effective Time and (ii) provide Continuing Company Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.

(e)          Annual incentives for fiscal year 2022 shall be treated in accordance with Section 5.05 of the Company Disclosure Letter.

(f)          The provisions of this Section 5.05 are solely for the benefit of the parties to this Agreement, and no Continuing Company Employee or any other Person (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement (except to the extent provided in Section 9.07), and no provision of this Section 5.04 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any employee program or any plan or arrangement of Parent or any of its subsidiaries.  Nothing herein shall be construed as an amendment to any Company Benefit Plan or plan, program, policy, agreement, arrangement or understanding of Parent.

SECTION 5.06.          Company Indebtedness.

(a)          The Company shall, or shall cause the Company Subsidiaries to, deliver all notices of prepayment with respect to the loans outstanding under the Company Credit Agreement (contingent upon the occurrence of the Effective Time) and use reasonable best efforts to take all other actions reasonably requested by Parent required to facilitate at or prior to the Effective Time the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations, and the release of all guarantees in connection therewith (the “Company Credit Agreement Termination”). Without limiting the generality of the foregoing, the Company and the Company Subsidiaries shall (i) use reasonable best efforts to deliver to Parent at least three (3) business days prior to the Closing Date a draft payoff letter and release documentation and (ii) deliver to Parent at least one (1) business day prior to the Closing Date an executed payoff letter and related release documentation, in each case, with respect to the obligations under the Company Credit Agreement (the “Payoff Letter”), in form and substance customary for transactions of this type, from the agent under the Company Credit Agreement, which Payoff Letter and executed related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Company Credit Agreement relating to the assets, rights and properties of the Company and the Company

Subsidiaries securing such indebtedness shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the Effective Time, be released and terminated.  Notwithstanding anything herein to the contrary, in no event shall this Section 5.06(a) require the Company or any of the Company Subsidiaries to cause the Company Credit Agreement Termination to be effective unless and until the Effective Time has occurred and Parent has provided or caused to be provided to the Company or any of the Company Subsidiaries funds (or Parent has directed the Company or any of the Company Subsidiaries to use funds on their balance sheet) to pay in full the then-outstanding principal amount of and accrued and unpaid interest and fees under the Company Credit Agreement.

(b)          Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall, and shall cause the Company Subsidiaries to, take all actions reasonably requested by Parent required by the Convertible Notes Indenture and applicable Law to be performed by the Company or any Company Subsidiary at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including the giving of any notices that may be required and delivery to the trustee, holders or other applicable Person, as applicable, of any documents or instruments required to be delivered at or prior to the Effective Time to such trustee, holders or other applicable Person, in each case in connection with the execution and delivery of this Agreement, the Transactions or as otherwise required by the Convertible Notes Indenture; provided that the Company (or the applicable Company Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) business days prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture and shall consider Parent’s comments thereto in good faith.  Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by (i) executing and delivering (or causing to be executed and delivered, as applicable) at the Effective Time, as applicable, one or more supplemental indentures, officer’s certificates and opinions of counsel, in each case in form and substance reasonably acceptable to Parent, pursuant to the Convertible Notes Indenture and (ii) using its reasonable best efforts to cause the trustee under the Convertible Notes Indenture to execute at the Effective Time any such supplemental indenture.  Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to execute and deliver any document, certificate or instrument pursuant to this Section 5.06(b) (or cause any such document, certificate or instrument to be executed or delivered) that is not conditioned on or delivered prior to or substantially concurrently with the occurrence of the Effective Time.

(c)          Prior to the Effective Time, the Company shall cooperate with Parent with respect to its efforts to settle the Capped Call Transactions (which settlement shall occur no earlier than the Effective Time) and the negotiation of any termination or settlement payment or valuation related thereto; provided that nothing in this Section 5.06(c) shall require the Company to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transaction prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Capped Call Transactions.

(d)          As promptly as practical, subject to the restrictions set forth in Section 2.05(c) of the Convertible Notes Indenture and solely to the extent permitted by applicable Law, and in any event no later than the 380th day after the original issuance of the Convertible Notes, the Company shall remove the Restrictive Legend (as defined in the Convertible Notes Indenture), or cause to be deemed removed the Restrictive Legend, from the Convertible Notes, and cause such Convertible Notes to be assigned an unrestricted CUSIP number as a result thereof, in each case, in accordance with the terms of the Convertible Notes Indenture.

SECTION 5.07.          Indemnification.  (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights to advancement of expenses) now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) as provided in the Company Charter, the Company By-laws, the organizational documents of any Company Subsidiary  or any indemnification agreement between such Indemnified Party and the Company or any of the Company Subsidiaries, in each case as in effect as of the date of this Agreement, (i) shall be assumed by the Surviving Corporation, without further action, at the Effective Time, (ii) shall survive the Merger, (iii) shall continue in full force and effect in accordance with their terms with respect to any claims against any such Indemnified Party arising out of such acts or omissions for the period beginning as of the Effective Time and ending six years from the Effective Time and (iv) shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party for the period beginning as of the Effective Time and ending six years from the Effective Time.  Parent shall ensure that the Surviving Corporation complies with and honors the foregoing obligations.

(b)          Without limiting Section 5.07(a) or any rights of any Indemnified Party pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual Proceeding, whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of the Company Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, and in each case pertaining to matters pending, existing or occurring at or prior to the Effective Time, whether in any case asserted or arising before or after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law upon receipt of appropriate undertakings in favor of Parent and/or the Surviving Corporation to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under this Section 5.07(b)), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Proceeding.  Parent and the Surviving Corporation shall at their own expense cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder.  Parent’s and the Surviving Corporation’s obligations under this Section 5.07(b) shall continue in full force and effect for the period beginning as of the Effective Time and ending six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.

(c)          The Company  may obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) for the period beginning as of the Effective Time and ending six years from the Effective Time, covering each Indemnified Party and containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are in the aggregate no less favorable to any Indemnified Party than those of the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”); provided, however, that the maximum aggregate annual premium for such “tail” insurance policies for any such year shall not exceed the maximum aggregate annual premium contemplated by the second succeeding sentence.  If such “tail” insurance policies have been obtained by the Company, Parent shall cause such “tail” insurance policies to be maintained in full force and effect, for their full term (but in any event shall not be required to cause such policies to be maintained for any period more than six years from the Effective Time), and cause all obligations thereunder to be honored by the Surviving Corporation.  In the event the Company does not obtain such “tail” insurance policies, then, Parent shall either purchase such “tail” insurance policies or, for the period beginning as of the Effective Time and ending six years from the Effective Time, cause the Existing D&O Policies to be maintained in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions occurring at or prior to the Effective Time); provided, however, that, in any case, neither Parent nor the Surviving Corporation shall be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium payable by the Company for coverage for its current fiscal year under the Existing D&O Policies; provided further that if the aggregate annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain the most advantageous policy (as determined in Parent’s good faith discretion) available for an aggregate annual premium not exceeding such amount; and provided further that Parent or the Surviving Corporation may substitute therefor policies of a reputable and financially sound insurance company containing terms (including with respect to coverage and amounts) and conditions (including with respect to deductibles and exclusions) that are, in the aggregate, no less favorable to any Indemnified Party.

(d)          In the event that (i) Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.07.

(e)          The obligations of Parent and the Surviving Corporation under this Section 5.07 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.07 applies without the consent of such affected Indemnified Party.  The provisions of this Section 5.07 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(f)          Parent shall pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 5.07.

SECTION 5.08.          Fees and Expenses.  (a) Except as set forth in Section 5.02, Section 5.03, Section 5.07, this Section 5.08 and Section 5.10, all fees and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)          In the event that:

(i)          the Company terminates this Agreement pursuant to Section 7.01(f);

(ii)          Parent terminates this Agreement pursuant to Section 7.01(d); or

(iii)          (A) after the date of this Agreement, a bona fide Company Takeover Proposal is publicly proposed or announced or the making or existence of a Company Takeover Proposal shall have become publicly known, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i), Section 7.01(c) (resulting from a breach of Section 4.02, Section 5.16 or Section 5.17), or Section 7.01(g), and (C) within twelve (12) months of such termination (1) the transactions contemplated by a Company Takeover Proposal are consummated or (2) the Company enters into a definitive agreement to consummate the transactions contemplated by a Company Takeover Proposal,

then the Company shall pay to Parent a fee of $217,000,000 (the “Company Termination Fee”).  For purposes of this Section 5.08(b), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(h), except that all references to 20% in such definition shall be deemed references to 50%.  Any fee due under this Section 5.08(b) shall be paid by wire transfer of same-day funds to an account designated by Parent, (1) in the case of clause (i) above, prior to or simultaneously with such termination of this Agreement, (2) in the case of clause (ii) above, within two business days after the date of such termination of this Agreement and (3) in the case of clause (iii) above, within two business days after the date of consummation of the transactions contemplated by a Company Takeover Proposal.  The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)          Acceptance by Parent of the fee due under Section 5.08(b)(i) shall constitute acceptance by Parent of the validity of any termination of this Agreement under Section 7.01(f).  Except in the case of actual and intentional fraud or the willful and material breach by the Company of any representation, warranty or covenant set forth in this Agreement, (x) payment of the Company Termination Fee described in this Section 5.08 shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company and the Company Subsidiaries and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and (y) upon payment of the Company Termination Fee, none of the Company or the Company Subsidiaries or any of their respective current, former or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.  If the Company fails to promptly make any payment required in accordance with this Section 5.08(c) and Parent commences a Proceeding to collect such amount that results in a judgment against the Company, the Company shall reimburse Parent for its reasonable and documented out-of-pocket fees and expenses (including any such attorneys’ fees and expenses) incurred in connection with such Proceeding and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 5.08(c), with such interest to accrue beginning on the date such amount was so payable to the date of payment.

(d)          In the event that (A) the Company or Parent terminates this Agreement pursuant to Section 7.01(b)(i) (solely to the extent that, at the time of such termination, the conditions in Section 6.01(a) or Section 6.01(b) (solely to the extent that such Legal Restraint is in respect of, pursuant to or arises under any Antitrust Law or such Law is an Antitrust Law) shall not have been satisfied) or Section 7.01(b)(ii) (solely to the extent that the applicable Legal Restraint that gives rise to such termination right is in respect of, pursuant to or arises under any Antitrust Law), and (B) and at the time of either such termination all of the other conditions set forth in Section 6.01 (other than

Section 6.01(a) or Section 6.01(b) (solely to the extent that such Legal Restraint is in respect of, pursuant to or arises under any Antitrust Law or such Law is an Antitrust Law)) and the conditions set forth in Section 6.02 have been satisfied (or, in the case of conditions that by their nature are to be satisfied at the Closing, are capable of being satisfied if the Closing were to occur on the date of such termination), then Parent shall pay to the Company a fee of $326,000,000 (the “Reverse Termination Fee”), provided, however, that no Reverse Termination Fee shall be payable by Parent pursuant to this Section 5.08(d) if the applicable Legal Restraint that gives rise to the termination right pursuant to Section 7.01(b)(ii) or the failure of any of the conditions set forth in Section 6.01(a) or Section 6.01(b) (with respect to Section 6.01(b), solely to the extent that such Judgment is in respect of, pursuant to or arises under any Antitrust Law or such Law is an Antitrust Law) is the result of a material breach of the Company’s obligations in Section 5.03. Any fee due under this Section 5.08(d) shall be paid by wire transfer of same-day funds to an account designated by Company, (1) within two business days after such termination in the event of a termination by the Company and (2) concurrently with and as a condition to termination in the event of a termination by Parent. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Reverse Termination Fee on more than one occasion, whether or not the Reverse Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events. Except in the case of actual and intentional fraud or the willful and material breach by Parent or Merger Sub of any representation, warranty or covenant set forth in this Agreement, (x) payment of the Reverse Termination Fee described in this Section 5.08(d) shall constitute the sole and exclusive remedy of Company against Parent, Merger Sub, any other subsidiary of Parent, and their respective current, former or future Representatives for any loss suffered as a result of the failure of the Transactions to be consummated, and (y) upon payment of the Reverse Termination Fee, none of Parent, Merger Sub, any other subsidiary of Parent, or any of their respective current, former or future Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.  If Parent fails to promptly make any payment required in accordance with this Section 5.08(d) and the Company commences a Proceeding to collect such amount that results in a judgment against Parent, Parent shall reimburse Company for its reasonable and documented out-of-pocket fees and expenses (including any such attorneys’ fees and expenses) incurred in connection with such Proceeding and will pay interest on the amount of the payment at the prime rate of Bank of America (or its successors or assigns) in effect on the date the payment was payable in accordance with this Section 5.08(d), with such interest to accrue beginning on the date such amount was so payable to the date of payment.

SECTION 5.09.          Public Announcements.  Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange and except as contemplated, permitted or required by Section 4.02.  The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.  Notwithstanding the foregoing, without prior consent of the other parties hereto, each party hereto may (a) disseminate information substantially similar to information included in a press release or other document previously approved for public distribution by the other parties hereto; and (b) communicate information that is not confidential information of any other party with financial analysts, investors and media representatives in a manner consistent with its past practice and in compliance with applicable Law.

SECTION 5.10.          Transfer Taxes.  Except as otherwise set forth in Section 1.08(b) or 1.08(c), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred as a result of the consummation of the Merger shall be paid by either Merger Sub or the Surviving Corporation, and the Company shall cooperate with Merger Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

SECTION 5.11.          Stockholder Litigation.  Prior to the termination of this Agreement in accordance with Article VII, the Company shall promptly advise Parent of any Proceeding commenced or to the knowledge of  the Company, threatened, by or on behalf of one or more stockholders of the Company against the Company or its directors relating to any Transaction and shall keep Parent promptly and reasonably informed regarding any such Proceeding, will consult with Parent with respect to the defense or settlement of any such Proceedings and will consider Parent’s views with respect to such Proceedings; provided, however, that the Company shall control the defense of such litigation and this Section 5.11 shall not give Parent the right to direct such defense; and provided further that no settlement of any such Proceeding shall be agreed to without Parent’s consent, which consent shall not be unreasonably withheld, delayed or conditioned.

SECTION 5.12.          Rule 16b-3 Matters.  The Company shall take all  reasonable steps, prior to the Effective Time, as may be required or advisable to cause any dispositions or cancellations or deemed dispositions or cancellations of Company equity securities (including derivative securities) and Convertible Notes in connection with this Agreement or the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 5.13.          Merger Sub and Surviving Corporation Compliance.  Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 5.14.          Nasdaq; Post-Closing SEC Reports.  Prior to the Effective Time, the Company will cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, reasonably necessary, proper or advisable on its part under Laws and rules and policies of the Nasdaq Stock Market to delist the Company Common Stock from the Nasdaq Stock Exchange promptly after the Effective Time and terminate the registration of the Company Common Stock under the Exchange Act.  Parent will use reasonable best efforts to cause the Surviving Corporation to file with the SEC (a) a Form 25 on the Closing Date and (b) a Form 15 on the first business day that is at least ten (10) days after the date the Form 25 is filed (such period between the Form 25 filing date and the Form 15 filing date, the “Delisting Period”).

SECTION 5.15.          Director Resignations.  Prior to the Effective Time, the Company will use its reasonable best efforts to cause each director of the Company to execute and deliver a letter effectuating such director’s resignation, effective as of the Effective Time, as a director of the Company.

SECTION 5.16.          Proxy Statement.  The Company will, as soon as practicable following the date of this Agreement and in any event within ten (10) business days, prepare and file with the SEC the Proxy Statement in preliminary form, and the Company will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.  The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement.  If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, the Company will promptly prepare and mail to its stockholders such an amendment or supplement.  Parent and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions, or changes thereto suggested by Parent and its counsel.  The Company shall (i) commence mailing the Proxy Statement to the Company’s stockholders as promptly as practicable after filing with the SEC, and, in any event, either (a) the first business day after the date that is ten (10) calendar days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (b) within three (3) business days of being informed by the SEC staff that it has no further comments on the document, and (ii) take all necessary action, including establishing a record date and completing a broker search pursuant to Section 14a-13 of the Exchange Act, to permit the foregoing.  Subject to the terms and conditions of this Agreement, including Section 4.02, the Proxy Statement will include the Company Board Recommendation.

SECTION 5.17.          Stockholders Meeting.  The Company will, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval and, subject to Section 4.02, will use its reasonable best efforts to solicit approval of this Agreement.  The Company will schedule the Company Stockholders Meeting to be held within thirty (30) days of the initial mailing of the Proxy Statement; provided that the Company may, without the prior consent of Parent, and shall if requested by Parent, adjourn or postpone the Company Stockholders Meeting if the Company or Parent, as applicable, believes in good faith that such adjournment or postponement is reasonably necessary to allow reasonable additional time to (x) solicit additional proxies necessary to achieve quorum or obtain the Company Stockholder Approval at the Company Stockholders Meeting (including any adjournment or postponement thereof), or (y) distribute any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplement or amendment to be reviewed by the Company’s stockholders prior to the Company Stockholders Meeting (including any adjournment or postponement thereof), provided, however, that the Company Stockholders Meeting shall not be postponed or adjourned for more than ten (10) business days in each instance or thirty (30) business days in the aggregate from the originally scheduled date of the Company Stockholders Meeting without the prior written consent of Parent (if such postponement or adjournment is made by the Company) or by mutual agreement of the Company and Parent (if such postponement or adjournment is requested by Parent).

ARTICLE VI

Conditions Precedent to the Merger

SECTION 6.01.          Conditions to Each Party’s Obligation.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)          Antitrust Clearance.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or terminated and (ii) any approvals or clearances applicable to the Merger as set forth in Section 6.01(a) of the Company Disclosure Letter will have been obtained.  The receipt of a Specified Letter by the Parent or the Company shall not be a basis for concluding that any closing condition is not satisfied for purposes of this Section 6.01.

(b)          No Legal Restraints.  No Judgment issued by any court of competent jurisdiction in any Specified Jurisdiction or Law enacted by any Governmental Entity in any Specified Jurisdiction (collectively, “Legal Restraints”) preventing or prohibiting the consummation of the Merger shall be in effect.

(c)          Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

SECTION 6.02.          Additional Conditions to the Obligations of Parent and Merger Sub.  The respective obligation of Parent and Merger to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties.  Each of (i) the representations and warranties of the Company contained in Article II of this Agreement, other than those set forth in Section 2.01 (first sentence only), Section 2.02, Section 2.04, Section 2.05(a)(i)(x) and Section 2.21, are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Company Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 2.01 (first sentence only), Section 2.02(b) through Section 2.02(d), Section 2.04, Section 2.05(a)(i)(x), and Section 2.21 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (iii) the representations and warranties of the Company contained in Section 2.02(a) are true and correct in all respects, as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), subject only to de minimis inaccuracies.

(b)          Performance of Obligations of the Company.  The Company will have performed and complied with, in all material respects, its agreements, obligations and covenants required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          No Company Material Adverse Effect.  Since the date of this Agreement, no change, event, condition, development or circumstance shall have occurred and be continuing that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Closing Certificate.  The Company will have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c) have been satisfied.

SECTION 6.03.          Additional Conditions to the Obligations of the Company.  The obligation of the Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(a)          Representations and Warranties.  Each of (i) the representations and warranties of Parent and Merger Sub contained in Section 3.01 and Section 3.03 are true and correct in all material respects as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (ii) each of the other representations and warranties of Parent and Merger Sub contained in Article III of this Agreement are true and correct, without giving effect to the words “materially” or “material” or to any qualification based on the defined term “Parent Material Adverse Effect,” as of the date of this Agreement and as of the Effective Time as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except where the failure to be so true and correct has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)          Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub will have performed in all material respects the covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Closing Certificate.  Parent and Merger Sub will have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by a duly appointed officer of Parent to the effect that the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

SECTION 6.04.          Frustration of Closing Conditions.  Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.01 or Section 6.02 to be satisfied if such failure was primarily caused by Parent’s or Merger Sub’s material breach any of its obligations under this Agreement.  The Company may not rely on the failure of any condition set forth in Section 6.01 or Section 6.03 to be satisfied if such failure was primarily caused by its material breach of any of its obligations under this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.          Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a)          by mutual written consent of Parent, Merger Sub and the Company;

(b)          by either Parent or the Company:

(i)          if the Effective Time has not occurred on or before August 7, 2023 (the “Outside Date”); provided, however, that (x) if, on the Outside Date, if the conditions set forth in Section 6.01(a) and 6.01(b) shall not have been satisfied or waived on or prior to such date but all other conditions set forth in Article VI shall have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Outside Date shall automatically be extended to November 7, 2023 and (y) the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to a party (treating Parent and Merger Sub as one party for this purpose) whose material breach of this Agreement has primarily caused or primarily resulted in the Merger not being consummated by the Outside Date; or

(ii)          if any Legal Restraint permanently preventing or prohibiting consummation of the Merger shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to a party (treating Parent and Merger Sub as one party for this purpose) whose material breach of this Agreement has primarily caused or primarily resulted in such Legal Restraint or the failure to remove such Legal Restraint;

(c)          by Parent, if the Company breaches any of its representations or warranties or fails to perform any of its covenants, in each case, contained in this Agreement, (i) such that a condition set forth in Section 6.02(a) or Section 6.02(b) would not be then satisfied measured as of the time Parent asserts a right of termination under this Section 7.01(c) and (ii) such breach or failure to perform cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (x) 30 days after the giving of written notice to the Company of such breach or failure to perform and (y) the Outside Date (provided that Parent and Merger Sub are not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d)          by Parent, if at any time prior to the Company Stockholders Meeting, (A) an Adverse Recommendation Change has occurred, (B) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Takeover Proposal, the Company Board fails to recommend, in a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten business days of the commencement of such tender offer or exchange offer or (C) the Company Board fails to publicly reaffirm the Company Board Recommendation within ten (10) business days of the written request of Parent following the date any Company Takeover Proposal is first made public;

(e)          by the Company, if Parent or Merger Sub breaches any of its representations or warranties or fails to perform any of its covenants, in each case, contained in this Agreement, (i) such that a condition set forth in Section 6.03(a) or Section 6.03(b) would not be then satisfied measured as of the time the Company asserts a right of termination under this Section 7.01(e) and (ii) such breach or failure to perform cannot be cured prior to the Outside Date or, if capable of being cured, has not been cured prior to the earlier of (x) 30 days after the giving of written notice to Parent or Merger Sub of such breach or failure to perform and (y) the Outside Date (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(f)          by the Company in accordance with Section 7.04(b); or

(g)          by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.01(g) will not be available to any party whose material breach of this Agreement has primarily caused or primarily resulted in the failure to obtain the Company Stockholder Approval.

SECTION 7.02.          Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand (except to the extent that such termination results from the willful and material breach or actual and intentional fraud by a party of any representation, warranty or covenant set forth in this Agreement, in which case such party shall be liable to the other party for damages and the Company shall, in the case of a breach by Parent or Merger Sub, have the right to seek damages for lost stockholder premium on behalf of the holders of Company Common Stock), other than the last sentence of Section 5.02, Section 5.08, this Section 7.02 and Article VIII, which provisions shall survive such termination.

SECTION 7.03.          Amendment; Extension; Waiver.  (a) At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in this Agreement (treating Parent and Merger Sub as one party for this purpose).  Notwithstanding the foregoing, after the receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the Nasdaq Stock Market require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company.

(b)          This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this

Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 7.04.          Procedure for Termination, Amendment, Extension or Waiver.  (a) A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.  Termination of this Agreement pursuant to Section 7.01 shall not require the approval of the stockholders of the Company.

(b)          The Company may terminate this Agreement pursuant to Section 7.01(f) only if (i) the Company Board authorizes the Company to enter into a definitive written agreement constituting a Superior Company Proposal and immediately following such termination, the Company enters into a binding definitive agreement for such Superior Company Proposal, (ii) the Company has complied in all material respects with its obligations under Section 4.02 in respect of such Superior Company Proposal and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the fee due under Section 5.08 that is payable if this Agreement is terminated pursuant to Section 7.01(f).

ARTICLE VIII

General Provisions

SECTION 8.01.          Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.          Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Pfizer Inc.
235 East 42nd Street
New York, New York 10017
Attention: Douglas M. Lankler

Bryan A. Supran
	Facsimile:	[***********]
	Email:	[***********]
[***********]

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	David K. Lam
Zachary S. Podolsky
	Email:	DKLam@wlrk.com
ZSPodolsky@wlrk.com

(b)	if to the Company, to:

Global Blood Therapeutics, Inc.
181 Oyster Point Boulevard
South San Francisco, CA 94080
	Attention:	Chief Legal Officer
	Email:	tsuvari@gbt.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
	Attention:	Faiza J. Saeed, Esq.
Ting S. Chen, Esq.
Bethany A. Pfalzgraf, Esq.

	Email:	FSaeed@Cravath.com
TChen@Cravath.com
BPfalzgraf@Cravath.com

SECTION 8.03.          Definitions.  For purposes of this Agreement:

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, in each case, as amended, and the antitrust, competition or trade regulation laws of any jurisdiction other than the United States, including any other federal, state, foreign or multinational law, code, rule, regulation or decree designed or intended to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment or lessening of effective competition.

An “affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Book-Entry Shares” means shares of Company Common Stock held in the Direct Registration System.

A “business day” means any day on which the principal offices of the SEC in Washington, D.C., are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by Law to close in New York, New York.

“Capped Call Documentation” means, collectively, (a) the Base Capped Call Confirmation Letters, dated December 14, 2021, by and between the Company and each of Jefferies International Limited (“Jefferies”), Mizuho Securities USA, LLC, as agent for Mizuho Markets Americas LLC (“Mizuho”), RBC Capital Markets, LLC, as agent for Royal Bank of Canada (“RBC”), and Wells Fargo Bank National Association (“Wells Fargo”) and (b) the Additional Capped Call Confirmation Letters, dated December 15, 2021, by and between the Company and each of Jefferies, Mizuho, RBC and Wells Fargo.

“Capped Call Transactions” means the transactions documented under the Capped Call Documentation.

“Company ATM Program” means the offering, issuance and sale by the Company of up to an aggregate of $200 million of Company Common Stock in “at-the-market” offerings under the Sales Agreement, dated as of August 5, 2020, by and between the Company and SVB Leerink LLC.

“Company Credit Agreement” means the Amended and Restated Loan Agreement, dated as of December 14, 2021, by and among the Company, Biopharma Credit plc, as collateral agent, and the lenders party thereto.

“Company ESPP” means the Company’s Amended and Restated 2015 Employee Stock Purchase Plan.

“Company Material Adverse Effect” means any change, event, condition, development, circumstance, effect or occurrence that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to prevent or impair the consummation of the Merger by the Outside Date; provided, however, that, in the case of clause (i),  none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse

Effect: any change, event, effect, condition, development, circumstance or occurrence to the extent resulting from or arising in connection with (A) changes in general conditions in the industries in which the Company and the Company Subsidiaries operate, (B) changes in general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States or elsewhere in the world, (C) changes after the date hereof in applicable Law or GAAP (or the authoritative interpretation thereof), (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, cyber-terrorism or terrorism, or any escalation or worsening of any such acts of war, sabotage, cyber-terrorism or terrorism, (E) any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster, (F) the failure, in and of itself, of the Company to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the announcement or performance of any of the Transactions, including any stockholder (direct or derivative) Proceeding in respect of this Agreement or any of the Transactions, actions specifically required by the covenants contained in this Agreement (excluding the Company operating in the ordinary course of business) and any loss of or change in relationship, contractual or otherwise, with any customer, Governmental Entity, supplier, vendor, investor, licensor, licensee, distributor or other business partner, or departure of any employee or officer, of the Company or any of the Company Subsidiaries, in each case, to the extent resulting from or arising in connection with such announcement or performance; provided, however, that this clause (G) shall not apply to any representation or warranty contained in Section 2.05, Section 2.10, Section 2.15, or Section 2.18(f) to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement, performance, execution or delivery of this Agreement or the consummation of the Transactions, (H) any action taken by the Company or any of the Company Subsidiaries at Parent’s written request or with Parent’s written consent or that is expressly required by this Agreement, (I) the identity of Parent or Merger Sub as the acquirer of the Company, (J) the matters set forth on Section 8.03 of the Company Disclosure Letter and (K) any epidemic, pandemic or disease outbreak (including COVID-19) or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof, except in the case of clause (A), (B), (C), (D), (E) or (K), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Contract” means any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument.

“Convertible Notes” means the Company’s 1.875% Convertible Senior Notes due 2028 issued pursuant to the Convertible Notes Indenture.

“Convertible Notes Indenture” mean the Indenture, dated as of December 17, 2021, between the Company and U.S. Bank National Association, as trustee (the “Trustee”).

“COVID-19” means the COVID-19 pandemic, including any evolutions, mutations or variants of SARS-CoV-2 or the COVID-19 disease, any “second” or “subsequent” waves and any further epidemics or pandemics arising therefrom.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction (or any other measures affecting the compensation or benefits of the employees of the Company), reduced capacity, social distancing, shutdown, closure, sequestration, safety or similar Law, directive, restriction, guideline, response or recommendation of or promulgated by any Governmental Entity or public health authority, including the Centers for Disease Control and Prevention and the World Health Organization, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended, in each case, in connection with or in response to COVID-19 or any other related global or regional epidemic, pandemic or disease outbreak.

“Direct Registration System” means the service that provides for electronic direct registration of securities in a record holder’s name on the Company’s transfer books and allows shares to be transferred between record holders electronically.

“Drug Laws” means all applicable Laws related to the research, development, testing, manufacture, processing, handling, packaging, labeling, storage, advertising, promotion, marketing, sale or distribution of the Products, including: (a) the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.); (b) the Federal Controlled Substances Act (21 U.S.C. § 801 et seq.); (c) the Controlled Substances Import and Export Act (21 U.S.C. § 951, et. seq.); (d) regulations in Title 21 of the U.S. Code of Federal Regulations, including FDA regulations relating to Good Manufacturing Practice Requirements, Good Clinical Practice Requirements and Good Laboratory Practice Requirements, and applicable Company standard operating procedures; (e) all terms and conditions of any Healthcare Regulatory Authorization; (f) the Prescription Drug Marketing Act of 1987 (21 U.S.C. § 353 et seq.); (g) any state board of pharmacy Law or analogous Law in any applicable foreign jurisdiction, and all Laws relating to the operation of pharmacies, the dispensing of prescription drugs, the administration of prescription drug formularies, utilization management and pharmacy benefits management; (h) Laws pertaining to the possession, distribution or use of controlled substances; (i) the Drug Supply Chain Security Act; (j) Laws pertaining to the distribution or transportation of the Products; (k) Laws related to importation or exportation of the Products or any of their components; (l) Laws pertaining to expanded access programs; (m) FDA requirements applicable to help seeking and other disease awareness communications; and (n) Laws related to the advertising, promotion and marketing of the Products.

“ESPP Purchase Right” means an option to purchase Company Common Stock under the Company ESPP.

“FDA” means the United States Food and Drug Administration.

“Global Trade Control Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations implemented under statutory authority and/or President’s Executive Orders and administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control; U.S. Customs Regulations; European Union (E.U.) Council Regulations on export controls, including Nos. 428/2009, 267/2012; other E.U. Council sanctions regulations, as implemented in E.U. Member States; United Nations sanctions policies; all relevant regulations and legislative instruments made under any of the above; other relevant economic sanctions, export and import control laws, and other Laws, regulations, legislation, orders and requirements imposed by a relevant Governmental Entity.

“Good Clinical Practice Requirements” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials, including those standards contained in 21 C.F.R. Parts 50, 54, 56 and 312, and comparable standards of any other applicable Governmental Entity.

“Good Laboratory Practice Requirements” means the FDA’s standards for conducting non-clinical laboratory studies, including those standards contained in 21 C.F.R. Part 58, and comparable standards of any other applicable Governmental Entity.

“Good Manufacturing Practice Requirements” means the requirements set forth in the quality systems regulations for drugs contained in 21 C.F.R. Parts 210, 211, 600 and 610 and comparable standards of other applicable Governmental Entity.

“Healthcare Laws” means (a) Medicare (Title XVIII of the Social Security Act); (b) Medicaid (Title XIX of the Social Security Act); (c) the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Affordability Reconciliation Act of 2010; (d) the Veterans Health Care Act of 1992; (e) Public Health Services Act (42 U.S.C. § 201 et seq.); (f) Laws relating to healthcare fraud and abuse, false claims, self-referral and kickbacks, including, but not limited to, the federal Stark Law (42 U.S.C. § 1395nn); (g) the Federal Healthcare Fraud Statute (18 U.S.C. §1347); (h) the Federal Conspiracy to Defraud Statute (18 U.S.C. §286); (i) the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h); (j) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)); (k) the federal False Claims Act (31 U.S.C. § 3729 et seq.); (l) the Program Fraud Civil Remedies Act (31 U.S.C. §  3801 et seq.); (m) the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); (n) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); (o) the Federal False Statements Statute (18 U.S.C. §1001); (p) the Exclusion Laws (42 U.S.C. § 1320a-7); (q) the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)); (r) HIPAA and any law or regulation the purpose of which is to protect the privacy of individually-identifiable patient information; (s) all criminal Laws relating to healthcare fraud and abuse, including the healthcare fraud criminal provisions under HIPAA, 18 U.S.C. §§ 286, 287 and 1001; (t) all Laws relating to the licensure or regulation of healthcare providers, suppliers, professionals, facilities or payors, including Laws related to unprofessional conduct, the corporate practice of medicine, physician orders, prescription drug and controlled substance sale, use, distribution, dispensing, marketing and security, storage and removal of medical waste; (u) all Laws relating to administration, management and/or payment for healthcare or healthcare-related products, services, professionals or facilities and the billing, coding or submission of claims or collection of accounts receivable or refund of overpayments; (v) all Laws regulating the provision of free or discounted care or services; (w) in each case of the foregoing clauses (a) through (v), all regulations promulgated thereunder and under all comparable foreign, state or local Laws, and applicable Company standard operating procedures and (x) any other requirements of applicable Law that relate to the regulation of the healthcare industry.

“Healthcare Regulatory Authorizations” means authorizations, applications, approvals, accelerated approvals, clearances, registrations, licenses, permits, certificates or exemptions or other evidence of authority issued or recognized by any applicable Governmental Entity (including New Drug Applications and Investigational New Drug Applications) required for the research, development, testing, manufacture, processing, handling, packaging, labeling, storage, advertising, promotion, marketing, sale or distribution of the Products.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“knowledge” of any Person means, with respect to any matter in question, the actual knowledge of such Person’s executive officers.

“Parent Material Adverse Effect” means any change, effect, condition, development, circumstance, event or occurrence that, individually or in the aggregate, would or would reasonably be expected to prevent or impair the consummation of the Merger by the Outside Date.

A “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Products” means the products and product candidates sold, held, licensed, researched, tested, marketed, promoted, developed, manufactured, produced or distributed, as applicable, by (or on behalf of) the Company and the Company Subsidiaries, other than any pre-clinical product candidates.

“Restricted Party” means any government, country, or other individual or entity that is the target of sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom or Switzerland.

“Specified Jurisdiction” means each jurisdiction in which Parent or the Company has material business operations.

“Specified Letter” means a pre-consummation letter from the FTC in similar form to that set forth in its blog post dated August 3, 2021 and posted at this link: https://www.ftc.gov/system/files/attachments/blog_posts/Adjusting%20merger%20review%20to %20deal%20with%20the%20surge%20in%20merger%20filings/sample_preconsummation_ warning_letter.pdf.

A “subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Transactions” means the transaction contemplated by this Agreement, including the Merger.

SECTION 8.04.          Interpretation.  The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  References to “this Agreement” shall include the Company Disclosure Letter.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any terms used in the Company Disclosure Letter, any Exhibit or any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The word “will” shall be construed to have the same meaning as the word “shall”.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “or” shall not be exclusive.  The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to August 7, 2022.  The words “ordinary course of business” or “consistent with past practice” (or phrases of similar import), when used in this Agreement, shall be deemed (x) if the actions are taken on or prior to the date hereof, to include actions reasonably taken by the Company or a Company Subsidiary in response to COVID-19 or COVID-19 Measures and (y) if the actions are taken following the date hereof and prior to the Closing or termination of this Agreement, whichever is earlier, to the extent determined by the Company in good faith to be reasonably necessary in connection with COVID-19 or COVID-19 Measures.  Unless the context requires otherwise, (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits to, this Agreement.  The term “made available to Parent” as it relates to materials provided to Parent means copies of the subject materials which were made available to Parent or any of its affiliates or Representatives either (i) in the virtual dataroom hosted by Datasite and maintained by the Company at the website identified on Section 8.04 of the Company Disclosure Letter or (ii) in writing with respect to materials specifically referenced in the Company Disclosure Letter at least one business day prior to the date of this Agreement.  References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively.  References to any period of days will be deemed to be the relevant number of calendar days unless otherwise specified and if the last day of such period is not a business day, the period shall end on the next succeeding business day.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 8.05.          Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.06.          Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.07.          Entire Agreement; Third-Party Beneficiaries; No Other Representations or Warranties.  (a) This Agreement and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties and their affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement and (ii) except for Section 5.07, are not intended to confer upon any Person other than the parties any rights or remedies.  Notwithstanding clause (ii) of the immediately preceding sentence, following the Effective Time the provisions of Article I shall be enforceable by holders of Certificates and holders of Book-Entry Shares solely to the extent necessary to receive the Merger Consideration to which such holders are entitled thereunder and the provisions of Section 5.04 shall be enforceable by holders of awards under the Company Stock Plans to the extent necessary to receive the amounts to which such holders are entitled thereunder.

(b)          Each of Parent and Merger Sub acknowledges that, except for the representations and warranties contained in Article II, (i) neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty, and neither Parent nor Merger Sub is relying or has relied on any such representation or warranty, with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub, or their respective Representatives, in connection with the Transactions, including the accuracy or completeness thereof and (ii) neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions.

(c)          The Company acknowledges that, except for the representations and warranties contained in Article III, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty, and Company is neither relying nor has it relied on any such representation or warranty, with respect to Parent or Merger Sub or with respect to any other information made available to the Company in connection with the Transactions.

SECTION 8.08.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 8.09.          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10.          Specific Enforcement; Jurisdiction.  (a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 8.10(b), without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement.  If, prior to the Outside Date, any party brings any Proceeding, in each case in accordance with Section 8.10(b), to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus twenty (20) business days or (ii) such other time period established by the court presiding over such Proceeding, as the case may be.

(b)          Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) for the purpose of any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, and each of the parties hereby irrevocably agrees that all claims with respect to such Proceeding may be heard and determined exclusively in such court.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware) in the event any Proceeding arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any Proceeding arising out of or relating to this Agreement, the Merger or any of the other Transactions, on behalf of itself or its property, by U.S. registered mail to such party’s respective address set forth in Section 8.02 (provided that nothing in this Section 8.10(b) shall affect the right of any party to serve legal process in any other manner permitted by Law) and (iv) agrees that it will not bring any Proceeding relating to this Agreement, the Merger or any of the other Transactions in any court other than the Court of Chancery of the State of Delaware (or, if such court shall be unavailable, any state or federal court sitting in the State of Delaware).  The parties hereto agree that a final trial court judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

SECTION 8.11.          Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement, the Merger or any other Transaction.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 8.11.

[remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have duly executed this Agreement, all as of the date first written above.

PFIZER INC., as Parent,

by
/s/ Albert Bourla
	Name:	Albert Bourla
	Title:	Chairman and CEO

RIBEYE ACQUISITION CORP., as Merger Sub,

by
/s/ Deborah Baron
	Name:	Deborah Baron
	Title:	President

[Signature Page to Agreement and Plan of Merger]

GLOBAL BLOOD THERAPEUTICS, INC., as the Company,

by
/s/ Ted W. Love, M.D.
	Name:	Ted W. Love, M.D.
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A
to
Agreement and Plan of Merger

FORM OF
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GLOBAL BLOOD THERAPEUTICS, INC.

ARTICLE I

The name of the corporation is: Global Blood Therapeutics, Inc. (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county  of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE IV

Section 1.          Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2.          Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware, Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

 A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article IX by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

Exhibit 3.1

GLOBAL BLOOD THERAPEUTICS, INC.
BYLAW AMENDMENT
Section 8 of Article VI of the Amended and Restated Bylaws of Global Blood Therapeutics, Inc. is hereby amended and restated to read as set forth below.
SECTION 8.  Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action or proceeding asserting a claim of or based on a breach of a fiduciary duty owed by any current or former Director, officer, other employee, agent or stockholder of the Corporation to the Corporation or the stockholders, (iii) any action or proceeding asserting a claim against the Corporation or any current or former Director, officer, other employee, agent or stockholder of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate or these Bylaws (as either may be amended from time to time), (iv) any action or proceeding asserting a claim against the Corporation or any current or former Director, officer or other employee of the Corporation governed by the internal affairs doctrine and (v) any action or proceeding asserting an “internal corporate claim”, as that term is defined in Section 115 of the Delaware General Corporation Law; provided, however, that this clause (a) shall not apply to suits brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.  Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 8 of Article VI.

Exhibit 99.1

Pfizer to Acquire Global Blood Therapeutics for $5.4 Billion to Enhance Presence in
Rare Hematology

Proposed acquisition drives growth by bringing leading sickle cell disease expertise, portfolio and pipeline to Pfizer with potential combined worldwide peak sales of more than $3 billion

Potential to address the full spectrum of critical needs in the underserved sickle cell community

Transaction valued at $68.50 per Global Blood Therapeutics share in cash, for a total enterprise value of approximately $5.4 billion

NEW YORK & SOUTH SAN FRANCISCO, Calif., August 8, 2022 – Pfizer Inc. (NYSE: PFE) and Global Blood Therapeutics, Inc. (GBT) (NASDAQ: GBT) today announced the companies have entered into a definitive agreement under which Pfizer will acquire GBT, a biopharmaceutical company dedicated to the discovery, development and delivery of life-changing treatments that provide hope to underserved patient communities, starting with sickle cell disease (SCD). The acquisition complements and further enhances Pfizer’s more than 30-year heritage in rare hematology and reinforces the company’s commitment to SCD by bringing expertise and a leading portfolio and pipeline with the potential to address the full spectrum of critical needs in this underserved community. Pfizer intends to continue to build on the companies’ shared commitment to and engagement with the SCD community.

Under the terms of the transaction, Pfizer will acquire all the outstanding shares of GBT for $68.50 per share in cash, for a total enterprise value of approximately $5.4 billion, including debt and net of cash acquired. The Boards of Directors of both companies have unanimously approved the transaction.

SCD is a lifelong, devastating inherited blood disorder impacting millions of people worldwide, predominantly in populations of African, Middle Eastern and South Asian descent. GBT developed Oxbryta® (voxelotor) tablets, a first-in-class medicine that directly targets the root cause of SCD. Oxbryta was approved in the United States in November 2019 and is also approved in the European Union, United Arab Emirates, Oman and Great Britain. Net sales for Oxbryta were approximately $195 million in 2021. Leveraging its global platform, Pfizer plans to accelerate distribution of GBT’s innovative treatment to parts of the world most impacted by SCD.

In addition, GBT is developing GBT021601 (GBT601), an oral, once-daily, next-generation sickle hemoglobin (HbS) polymerization inhibitor in the Phase 2 portion of a Phase 2/3 clinical study. GBT601 has the potential to be a best-in-class agent targeting improvement in both hemolysis and frequency of vaso-occlusive crisis (VOC). GBT’s promising pipeline also includes inclacumab, a fully human monoclonal antibody targeting P-selectin which is being evaluated in two Phase 3 clinical trials as a potential quarterly treatment to reduce the frequency of VOCs and to reduce hospital readmission rates due to VOCs. Both GBT601 and inclacumab have received Orphan Drug and Rare Pediatric Disease designations from the U.S. Food and Drug Administration (FDA). If approved, GBT’s pipeline and Oxbryta have the potential for an SCD franchise that could achieve combined worldwide peak sales of more than $3 billion.

“Sickle cell disease is the most common inherited blood disorder, and it disproportionately affects people of African descent. We are excited to welcome GBT colleagues into Pfizer and to work together to transform the lives of patients, as we have long sought to address the needs of this underserved community,” said Albert Bourla, Chairman and Chief Executive Officer, Pfizer. “The deep market knowledge and scientific and clinical capabilities we have built over three decades in rare hematology will enable us to accelerate innovation for the sickle cell disease community and bring these treatments to patients as quickly as possible.”

“Today is an exciting milestone that accelerates GBT’s mission to discover, develop and deliver life-changing treatments that provide hope to underserved patient communities,” said Ted W. Love, M.D., President and Chief Executive Officer, GBT. “Pfizer will broaden and amplify our impact for patients and further propel much-needed innovation and resources for the care of people with sickle cell disease and other rare diseases, including populations in limited-resource countries. We look forward to working together with Pfizer to serve our communities and advance our shared goal of improving health equity and expanding access to life-changing treatments to create a healthier future for all.”

Pfizer expects to finance the transaction with existing cash on hand. The proposed transaction is subject to customary closing conditions, including receipt of regulatory approvals and approval by GBT’s stockholders.

Due to the proposed transaction, GBT will not hold its previously scheduled conference call to discuss its second quarter 2022 financial results. The company will file its quarterly report on Form 10-Q for the quarter ending June 30, 2022 with the U.S. Securities and Exchange Commission announcing those results on August 8, 2022.

Pfizer’s financial advisors for the transaction are Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, with Wachtell, Lipton, Rosen & Katz acting as its legal advisor. GBT’s financial advisors for the transaction are J.P. Morgan Securities LLC and Centerview Partners LLC, with Cravath, Swaine & Moore LLP and Goodwin Procter LLP acting as legal advisors.

About Sickle Cell Disease
Sickle cell disease (SCD) is a lifelong, debilitating inherited blood disorder characterized by hemolytic anemia, acute pain crises and progressive end organ damage. Acute pain crisis, or vaso-occlusive crisis (VOC), occurs when sickled red blood cells irritate the lining of blood vessels and cause an inflammatory response leading to vascular occlusion, tissue ischemia and pain. Complications of SCD begin in early childhood and are associated with shortened life expectancy. Early intervention and treatment of SCD have shown potential to modify the course of this disease, reduce symptoms and events, prevent long-term organ damage, and extend life expectancy. Historically, there has been a high unmet need for therapies that address the root cause of SCD and its acute and chronic complications. While rare in developed markets, there are 4.5 million people living with SCD globally and more than 45 million people living with the SCD trait. SCD occurs particularly among those whose ancestors are from sub-Saharan Africa, though it also occurs in people of Hispanic, South Asian, Southern European and Middle Eastern ancestry.

About Oxbryta® (voxelotor)
Oxbryta (voxelotor) is an oral, once-daily therapy for patients with sickle cell disease (SCD). Oxbryta works by increasing hemoglobin’s affinity for oxygen. Since oxygenated sickle hemoglobin does not polymerize, Oxbryta inhibits sickle hemoglobin polymerization and the resultant sickling and destruction of red blood cells leading to hemolysis and hemolytic anemia, which are primary pathologies faced by every single person living with SCD. Through addressing hemolytic anemia and improving oxygen delivery throughout the body, GBT believes that Oxbryta has the potential to modify the course of SCD.

In November 2019, the FDA granted accelerated approval for Oxbryta tablets for the treatment of SCD in adults and children 12 years of age and older, and in December 2021, the FDA expanded the approved use of Oxbryta for the treatment of SCD in patients 4 years of age and older in the United States. As a condition of accelerated approval for patients ages 4 and older in the United States, GBT will continue to study Oxbryta in the HOPE-KIDS 2 Study, a post-approval confirmatory study using transcranial Doppler (TCD) flow velocity to assess the ability of the therapy to decrease stroke risk in children 2 to 14 years of age.

In recognition of the critical need for new SCD treatments, the FDA granted Oxbryta Breakthrough Therapy, Fast Track, Orphan Drug, and Rare Pediatric Disease designations for the treatment of patients with SCD. Additionally, Oxbryta received the prestigious 2021 Prix Galien USA award for “Best Biotechnology Product” from The Galien Foundation.

Oxbryta has been granted Priority Medicines (PRIME) designation from the European Medicines Agency (EMA), Oxbryta was designated by the European Commission (EC) as an orphan medicinal product for the treatment of patients with SCD, and Oxbryta was granted Promising Innovative Medicine (PIM) designation in the United Kingdom from the Medicines and Healthcare products Regulatory Agency (MHRA). In February 2022, the European Commission (EC) granted Marketing Authorization for Oxbryta for the treatment of hemolytic anemia due to SCD in adult and pediatric patients 12 years of age and older as monotherapy or in combination with hydroxycarbamide (hydroxyurea). The MHRA has granted Oxbryta marketing authorization in Great Britain for the treatment of hemolytic anemia due to SCD in adult and pediatric patients 12 years of age and older. In addition, the Ministry of Health and Prevention (MOHAP) in the United Arab Emirates (UAE) has granted marketing authorization for Oxbryta for the treatment of SCD in adults and children 12 years of age and older.

Please click here for Important Safety Information and full Prescribing Information including Patient Information for Oxbryta in the U.S.

About Pfizer: Breakthroughs That Change Patients’ Lives
At Pfizer, we apply science and our global resources to bring therapies to people that extend and significantly improve their lives. We strive to set the standard for quality, safety and value in the discovery, development and manufacture of health care products, including innovative medicines and vaccines. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as one of the world’s premier innovative biopharmaceutical companies, we collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 170 years, we have worked to make a difference for all who rely on us. We routinely post information that may be important to investors on our website at www.Pfizer.com. In addition, to learn more, please visit us on www.Pfizer.com and follow us on Twitter at @Pfizer and @Pfizer News, LinkedIn, YouTube and like us on Facebook at Facebook.com/Pfizer.

About Global Blood Therapeutics
Global Blood Therapeutics, Inc. (GBT) is a biopharmaceutical company dedicated to the discovery, development and delivery of life-changing treatments that provide hope to underserved patient communities, starting with sickle cell disease (SCD). Founded in 2011, GBT is delivering on its goal to transform the treatment and care of SCD, a lifelong, devastating inherited blood disorder. The company has introduced Oxbryta® (voxelotor), the first FDA-approved medicine that directly inhibits sickle hemoglobin (HbS) polymerization, the root cause of red blood cell sickling in SCD. GBT is also advancing its pipeline program in SCD with inclacumab, a P-selectin inhibitor in Phase 3 development to address pain crises associated with the disease, and GBT021601 (GBT601), the company’s next generation HbS polymerization inhibitor. In addition, GBT’s drug discovery teams are working on new targets to develop the next generation of treatments for SCD. To learn more, please visit www.gbt.com and follow the company on Twitter @GBT_news.

Disclosure Notice

The information contained in this release is as of August 8, 2022.

This release contains forward-looking information about Pfizer’s proposed acquisition of GBT, Oxbryta, GBT’s pipeline portfolio, including inclacumab and GBT021601 (GBT601), and potential peak sales, and expected best-in-class and growth potential, including their potential benefits, that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, risks related to the satisfaction or waiver of the conditions to closing the proposed acquisition (including the failure to obtain necessary regulatory approvals and failure to obtain the requisite vote by GBT stockholders) in the anticipated timeframe or at all, including the possibility that the proposed acquisition does not close; the possibility that competing offers may be made; risks related to the ability to realize the anticipated benefits of the proposed acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Pfizer’s common stock and/or operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition or GBT’s business; other business effects and uncertainties, including the effects of industry, market, business, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; uncertainties regarding the commercial success of Oxbryta; the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; risks associated with interim data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; whether and when drug applications may be filed in any jurisdictions for inclacumab, GBT601 or any other investigational products; whether and when any such applications may be approved by regulatory authorities, which will depend on myriad factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether inclacumab, GBT601 or any such other products will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of inclacumab, GBT601 or any such other products; uncertainties regarding the impact of COVID-19; and competitive developments.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Pfizer and GBT described in the “Risk Factors” and “Forward-Looking Information and Factors That May Affect Future Results” sections of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the U.S. Securities and Exchange Commission (the “SEC”), all of which are available at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Pfizer and GBT assume no obligation to, and do not intend to, update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law. Neither Pfizer nor GBT gives any assurance that it will achieve its expectations.

Additional Information and Where to Find It
In connection with the proposed transaction, GBT will be filing documents with the SEC, including preliminary and definitive proxy statements relating to the proposed transaction. The definitive proxy statement will be mailed to GBT’s stockholders in connection with the proposed transaction. This communication is not a substitute for the proxy statement or any other document that may be filed by GBT with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Any vote in respect of resolutions to be proposed at GBT’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in GBT’s proxy statement. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, or by contacting GBT’s Investor Relations at +1 833-428-2677.

No Offer or Solicitation
This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation
GBT and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from stockholders of GBT in favor of the proposed transaction. Information about GBT’s directors and executive officers is set forth in GBT’s proxy statement on Schedule 14A for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2022.  Additional information concerning the interests of GBT’s participants in the solicitation, which may, in some cases, be different than those of GBT’s stockholders generally, will be set forth in GBT’s proxy statement relating to the proposed transaction when it becomes available. These documents are available free of charge at the SEC’s web site at www.sec.gov and by contacting GBT’s Investor Relations at +1 833-428-2677.

Pfizer Inc.

Media Relations:
+1 (212) 733-1226
PfizerMediaRelations@Pfizer.com

Investor Relations:
+1 (212) 733-4848
IR@Pfizer.com

GBT

Media:
Steven Immergut
+1 650-410-3258
simmergut@gbt.com

Investors:
Courtney Roberts
+1 650-351-7881
croberts@gbt.com